UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPTIMIZERX CORP.

(Exact name of registrant as specified in its charter)

Nevada	7389	26-1265381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200 Rochester, MI 48307 (248) 651-6568		Cane Clark Agency, LLC 3273 E. Warm Springs Rd. Las Vegas, NV 89120 (702) 312-6255
(Address, including zip code, and telephone number, including area code, of principal executive offices)		(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

With copies to:

Scott Doney, Esq.

Cane Clark, LLP

3273 E. Warm Springs Rd.

Las Vegas, NV 89120

Telephone: (702) 312-6255

Facsimile: (702) 944-7100

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The Selling Shareholders cannot sell these securities under this registration statement until this registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 23, 2014

PROSPECTUS

OPTIMIZERX CORP.

9,137,472 Shares of Common Stock

This prospectus relates to the resale by the Selling Shareholders of up to 9,137,472 shares of our Common Stock, par value $0.001 per share (the “Common Stock”). The Common Stock was acquired by the Selling Shareholders in connection with a private placement offering we completed on March 17, 2014 (the “March 2014 Private Placement”). We are registering the resale of the Common Stock as required by the Registration Rights Agreement we entered into with the Selling Shareholders in connection with the March 2014 Private Placement (the “Registration Rights Agreement”). Of the Common Stock offered herein, 804,139 shares are issuable upon the exercise of warrants held by the placement agents in the March 2014 Private Placement.

The Selling Shareholders may offer and sell or otherwise dispose of the shares described in this prospectus from time to time through public or private transaction at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices. See “Plan of Distribution” beginning on page 14 for more information.

We will not receive any of the proceeds from the Common Stock sold by the Selling Shareholders.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify the Selling Shareholders against certain liabilities. The Selling Shareholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock.

Our Common Stock is traded on the OTC Bulletin Board under the symbol “OPRX.” On May 19, 2014, the last reported sale price of our Common Stock was $1.72 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus May 23, 2014

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the selling shareholders may, from time to time, offer and sell up to 9,137,472 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholders may offer. You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with additional or different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances or any jurisdiction in which such offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. The rules of the SEC may require us to update this prospectus in the future.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, or “the Company” refer to OptimizeRx Corp. and its subsidiaries on a consolidated basis. References to “Selling Shareholders” refer to those shareholders listed herein under “Selling Shareholders” and their successors, assignees and permitted transferees.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.”

Business Summary

We provide unique consumer and physician platforms and strategies to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies more effective ways to expand physician and patient awareness, access and adherence to their medications and available product support.

Our core product offering is our SampleMD™ software application which delivers an automated system that replaces traditional physical drug samples by enabling doctors or other healthcare providers to automatically print and electronically distribute sample vouchers or co-pay discount coupons within their ePrescribing/ EHR (electronic health record) system or from their computer desktops. Through SampleMD, pharmaceutical and biotech manufacturers have a digital paperless platform to directly offer patient's critical cost savings, patient education and adherence tools-- right at point of prescribing.

Our consumer support website, www.OPTIMIZERx.com and our subscriber base exceeding 2.5 million patients, continues to grow each month and we believe is quickly becoming the preferred way to access branded prescription vouchers, co-pay savings and other support programs.

The March 2014 Private Placement Financing and Exercise of Redemption Option

On March 17, 2014 (the “March 2014 Private Placement”), we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which we: (i) sold to the Purchasers an aggregate of 8,333,333 shares of our Common Stock at a price per share of $1.20 (the “Common Shares”) for aggregate gross proceeds of $10 million and (ii) issued warrants to purchase up to 804,139 shares of the our Common Stock to our placement agents (the “Agent Warrants”). Placement Agents also received commissions equal to approximately 9.7% of the gross proceeds, for an aggregate commission of approximately $970,000, including reimbursements for their reasonable out of pocket expenses.

We used the net proceeds of the March 2014 Private Placement to exercise the Securities Redemption Option Agreement, as amended, with Vicis Capital Master Fund (“Vicis”) that provides us with an option to purchase all of the outstanding shares and derivative securities held by Vicis for total payment of six million dollars ($6,000,000). The shares and derivative securities include 35 shares of Series A Convertible Preferred Stock, 30 shares of Series B Convertible Preferred Stock, 886,340 shares of common stock, and warrants to purchase 10,000,000 shares of common stock held by Vicis in our company. The balance of the net proceeds will be used for working capital purposes.

In connection with the March 2014 Private Placement, we entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale the Common Shares acquired by the Purchasers (the “Registrable Securities”). Pursuant to the Registration Rights Agreement, we agreed to use our reasonable best efforts to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the resale of the Registrable Securities within 30 days following the close of the March 2014 Private Placement and to use our reasonable best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than 90 days following the close of the March 2014 Private Placement (or 120 days following the close of the March 2014 Private Placement if the SEC determines to review the Registration Statement).

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In the event the Registration Statement, among other things, (i) has not been filed by 30 days following the close of the March 2014 Private Placement, (ii) has not been declared effective by 90 days following the close of the Offering (or 120 days following the close of the Offering in the event the SEC determines to review the Registration Statement), or (iii) ceases to remain continuously effective as to all Registrable Securities for more than 10 consecutive days or 15 days during any 12-month period, then we have agreed to make payments to each Purchaser as liquidated damages in an amount equal to 1.0% of the aggregate amount invested by each such Purchaser per 30-day period, up to a maximum aggregate liquidated damages amount equal to 6% of the aggregate amount invested by each such Purchaser. In addition, we have agreed to keep the Registration Statement continuously effective until the earliest to occur of (i) the date on which all of the Registrable Securities registered thereunder have been sold and (ii) the date on which all of the Registrable Securities covered by the Registration Statement may be sold without restriction pursuant to Rule 144 under the Securities Act.

The Offering

Common stock offered by the Selling Shareholders	9,137,472 shares of common stock, consisting of 8,333,333 Common Shares and Agent Warrants to purchase up to 804,139 shares of the our common stock.

Selling Shareholders	See “Selling Shareholders” beginning on page 12 .

Common stock outstanding	23,412,113 common shares as of May 20, 2014.

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. However, upon any exercise of the Agent Warrants for cash, such Selling Shareholders would pay us the exercise price of the warrants. Cash received from exercise of Agent Warrants will be used for general corporate purposes. Additionally, the Warrants are exercisable on a cashless basis. If any Agent Warrants are exercised on a cashless basis, we would not receive any cash payment from such Selling Shareholders upon any exercise of such Agent Warrants. See “Use of Proceeds” on page 12 .

OTC Bulletin Board Symbol	Our Common Stock is quoted on the OTC Bulletin Board under the ticker symbol “OPRX”.

Risk Factors	You should consider the matters set forth under “Risk Factors” beginning on page 7 , as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding to invest in shares of our common stock.

Summary Financial Information

Balance Sheet Data	As of December 31, 2013	As of March 31, 2014
Cash	$1,118,243	$4,030,730
Total Assets	$4,008,020	$6,515,322
Liabilities	$1,968,652	$1,912,659
Total Stockholders’ Equity (Deficit)	$2,039,368	$4,602,663

Statement of Operations	For the year ended December 31, 2013	For the year ended December 31, 2012	For the Three Months Ended March 31, 2014	For the Three Months ended March 31, 2013
Revenue	$4,957,016	$1,989,086	$1,317,347	$669,290
Income (Loss) for the Period	$215,847	$(454,553)	$(653,315)	$(224,438)

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RISK FACTORS

Readers and prospective investors in our common stock should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus.

If any of the following risks actually occurs, our financial condition, results of operations and liquidity could be materially adversely affected. If this were to happen, the value of our common stock could decline, and if you invest in our common stock, you could lose all or part of your investment.

The discussion below highlights some important risks we have identified related to our business and operations and an investment in shares of our common stock, but these should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Risks Relating to Business and Financial Condition

Because we have historically experienced losses and only recently experienced profits, if we are unable to achieve profitability, our financial condition and company could suffer.

Since the inception of our business we have historically incurred losses. We have only recently experienced profits and increased revenues. Our ability to maintain profitability depends on our ability to generate sales through our technology platform and advertising model while maintaining reasonable expense levels. If we do not achieve sustainable profitability, we may not be able to continue our operations.

Because we have recently learned that our financial statements have errors regarding revenue share expenses, our results of operations may be different than disclosed in our financial statements.

We recently announced a needed adjustment to the accounting policy so that revenue share expenses are properly accrued each quarter and at the end of the year, versus when they are paid. The method of recording revenue share payments previously aligned with our contractual terms with our platform partners -- which generally required payment 30 days after we received the fees from our sponsored manufacturers in the following quarter. Therefore, for year-end 2012 and each quarter of 2013, there will be a journal entry needed to record the revenue share amounts due on an accrual basis rather than recording these as an expense when they are paid. We have disclosed the restated numbers in our annual report on Form 10-K and will do so for subsequent filings. As such, the financial numbers will be adjusted in our ongoing SEC filings and the results of operations may differ from what we have disclosed.

Our business and growth may suffer if we are unable to attract and retain key employees.

Our success depends on the expertise and continued service of our Chief Executive Officer, David Harrell, our Chief Operating Officer, David Lester, and certain other key technical personnel. It may be difficult to find a sufficiently qualified individual to replace management or other key technical personnel in the event of death, disability or resignation, resulting in our being unable to implement our business plan and we having no operations or revenues.

Furthermore, our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel. However, competition for these types of employees is intense due to the limited number of qualified professionals. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business. We believe that it will be able to attract competent employees, but no assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, its business may be materially and adversely affected.

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Our failure to obtain retain or attract additional customers could prevent us from successfully executing our business plan.

We currently work with many leading pharmaceutical companies, including Pfizer, Lilly and Novartis. Our failure to retain existing customers or expand with additional customers could harmfully impact our business.

We may be unable to support our technology to further scale our operations successfully.

Our plan is to grow rapidly through further integration of our technology in electronic platforms. Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

If we are unable to maintain our contracts with electronic prescription platforms, our business will suffer.

We are reliant upon our contracts with leading electronic prescribing platforms, including Allscripts and DrFirst. We will need to maintain these relationships as well as diversify them. The inability to do so could adversely impact our business.

Developing and implementing new and updated applications, features and services for our portals may be more difficult than expected, may take longer and cost more than expected and may not result in sufficient increases in revenue to justify the costs

Attracting and retaining users of our portals requires us to continue to improve the technology underlying those portals and to continue to develop new and updated applications, features and services for those portals. If we are unable to do so on a timely basis or if we are unable to implement new applications, features and services without disruption to our existing ones, we may lose potential users and clients.

We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our portals and related applications, features and services. Our development and/or implementation of new technologies, applications, features and services may cost more than expected, may take longer than originally expected, may require more testing than originally anticipated and may require the acquisition of additional personnel and other resources. There can be no assurance that the revenue opportunities from any new or updated technologies, applications, features or services will justify the amounts spent.

If we are unable to adhere to the regulatory and competitive climate in which we operate, we could be materially and negatively impacted.

Do to the labyrinth of regulations in healthcare space, state and federal, as well as political sensitivity of healthcare delivery the proposed business model could be negatively impacted or fail.

The markets in which we operate are competitive, continually evolving and, in some cases, subject to rapid change.

•	Our portals face competition from numerous other companies, both in attracting users and in generating revenue from advertisers and sponsors. We compete for users with online services and Web sites that provide savings on medications and healthcare products, including both commercial sites and not-for-profit sites. We compete for advertisers and sponsors with: health-related web sites; general purpose consumer web sites that offer specialized health sub-channels; other high-traffic web sites that include both healthcare-related and non-healthcare-related content and services; search engines that provide specialized health search; and advertising networks that aggregate traffic from multiple sites.

•	Our healthcare provider portals compete with: providers of healthcare decision-support tools and online health management applications; wellness and disease management vendors; and health information services and health management offerings of healthcare benefits companies and their affiliates.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form. Since there are no substantial barriers to entry into the markets in which our public portals participate, we expect that competitors will continue to enter these markets.

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Developments in the healthcare industry could adversely affect our business

Most of our revenue is derived from the healthcare industry and could be affected by changes affecting healthcare spending. We are particularly dependent on pharmaceutical, biotechnology and medical device companies for our advertising and sponsorship revenue.

General reductions in expenditures by healthcare industry participants could result from, among other things:

•	government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•	reductions in governmental funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical, biotechnology or medical device companies or other healthcare industry participants.

Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve or are planning to serve. For example, use of our products and services could be affected by:

•	changes in the design of health insurance plans;

•	a decrease in the number of new drugs or medical devices coming to market; and

•	decreases in marketing expenditures by pharmaceutical or medical device companies, including as a result of governmental regulation or private initiatives that discourage or prohibit advertising or sponsorship activities by pharmaceutical or medical device companies.

In addition, our customers’ expectations regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to products and services of the types we provide.

The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

Because we are embroiled in various lawsuits with uncertain consequences, the outcome of potential judgments may negatively affect our financial condition and results of operations

We are involved in the following lawsuits.

On February 6, 2013, we filed a Complaint for Patent Infringement against Physicians Interactive Inc., Physicians Interactive Holdings,Inc. and Skyscape.com, in which we allege that one or more of those entities has infringed on United States Patent No. 8,341,015. As of September 30, 2013, the defendants responded denying the assertions made in our Complaint, and the matter is currently being litigated in federal court in Detroit, Michigan.

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We recently learned of an action in New Jersey brought by Milton J. Wilson and the Milton Wilson 2000 Trust. Last November 2013, we were served notice that we would be added as an additional party to the case titled Milton Wilson et al. v. Continental Capital Corporation, C-289-06, in the Superior Court of New Jersey. There is an existing default judgment of roughly $1,000,000 in the case. The Court denied plaintiffs’ request to add us a party to the caption, but allowed plaintiffs to file a motion to add us as a party, which was subsequently granted.

In their complaint, Plaintiffs’ underlying claim alleged that a predecessor of ours, Continental Capital, breached a settlement agreement it entered into with plaintiffs in 2001. We have filed an answer effectively denying the allegations in the complaint against us. Because the settlement agreement had an arbitration clause, we claimed that the lawsuit was improper. We also claimed that service was not perfected against other parties so the default judgment is void. We filed counterclaims against plaintiffs and third-party claims against persons related to plaintiffs. In these claims we allege that plaintiffs and others owned and controlled Continental Capital and wrongfully caused Continental Capital to enter the settlement agreement for no bona fide corporate purpose. To the extent, if any, that we may be liable on the default judgment, therefore, we claim that we should be indemnified by plaintiffs and others.

These lawsuits are ongoing, uncertain and involve a substantial degree of risk. If we are unable to successfully defend these actions, our financial condition and results of operations will suffer.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others.

We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us. Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position. We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain customers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of our product or an increase in response time could result in a loss of potential customers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, then our products and services could be less attractive to our users and our business would be materially harmed.

If we are unable to manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

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Risks Relating to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted under the symbol “OPRX” on the OTCQB operated by OTC Markets Group, Inc, an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Provisions in the Nevada Revised Statutes and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Members of our board of directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances, pursuant to provisions in the Nevada Revised Statutes and our Bylaws as authorized by the Nevada Revised Statutes. Specifically, Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the company or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. Accordingly, you may be unable to prevail in a legal action against our directors or officers even if they have breached their fiduciary duty of care. In addition, our Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect prevailing market prices for our common stock.

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USE OF PROCEEDS

All of the shares of common stock covered by this prospectus are being sold by the Selling Shareholders. See “Selling Shareholders” below. We will not receive any proceeds from these sales of shares of our common stock. A portion of the shares covered by this prospectus are issuable upon exercise of the Agent Warrants to purchase our common stock. Upon any exercise of the Agent Warrants for cash, such Selling Shareholders would pay us the exercise price of the warrants. Cash received from exercise of Agent Warrants will be used for general corporate purposes. Additionally, the Warrants are exercisable on a cashless basis. If any Agent Warrants are exercised on a cashless basis, we would not receive any cash payment from such Selling Shareholders upon any exercise of such Agent Warrants.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the Selling Shareholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 9,137,472 shares of our Common Stock. Of the shares of common stock being offered under this prospectus 8,333,333 were acquired by the purchasers in our March 2014 Private Placement and 804,139 shares are able to be acquired pursuant to the Agent Warrants we issued in connection with our March 2014 Private Placement, which Agent Warrants are currently exercisable.

The shares of common stock sold to the Selling Shareholders in the March 2014 Private Placement were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection therewith, the investors made to us certain representations, warranties, covenants, and conditions customary for private placement investments.

The table below presents information regarding the Selling Shareholders and the shares of our Common Stock that they may sell or otherwise dispose of from time to time under this prospectus. Percentages of beneficial ownership are based upon 23,412,113 shares of Common Stock issued and outstanding as of May 20, 2014. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the Selling Shareholders the right to acquire Common Stock within 60 days of May 20, 2014. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

We do not know when or in what amounts the Selling Shareholders may sell or otherwise dispose of the shares covered hereby. We currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the shares by them other than the registration rights agreement described below. The Selling Shareholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering.

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Each Selling Shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the Selling Shareholders named below.

	Shares of Common Stock
Name of Selling Shareholder	Beneficially Owned Prior to the Sale of all Shares covered by this Prospectus	Covered by this Prospectus	Beneficially Owned After the Sale of all Shares covered by this Prospectus	As a Percent of Total Outstanding After the Sale of Shares covered by this Prospectus
Goldman Partners L.P.(1)	833,333	833,333	0	0
Capital Ventures International(2)	600,000	600,000	0	0
Michael Patrick Torok & Sara Coleen Torok JT TEN	420,000	420,000	0	0
Michael W. Taglich	208,333	208,333	0	0
Harvey L. Poppel IRA	521,500	521,500	0	0
Bradley Louis Radoff	3,250,000	3,250,000	0	0
Richard Smithline	208,333	208,333	0	0
Wolverine Flagship Fund Trading Limited(3)	2,083,500	2,083,500	0	0
Robert F. Taglich	208,333	208,333	0	0
Merriman Capital, Inc.(4)	591,613	591,613	0	0
Taglich Brothers, Inc.(5)	212,526	212,526	0	0

(1)	Goldman Partners L.P. is the record and direct beneficial owner of the shares of common stock. Neal Goldman, as General Partner of Goldman Partners, L.P., has voting and disposition power of the shares owned by Goldman Partners, L.P.
(2)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., also has investment discretion and voting power over the shares held by Capital Ventures International. As a result, each of Heights Capital Management, Inc. and Mr. Kobinger may be deemed to have beneficial ownership of the securities held by Capital Ventures International that are covered hereunder. Mr. Kobinger disclaims any such beneficial ownership of such securities.
(3)	Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and consequently has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust are deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings, and therefore may be deemed to share voting and dispositive power over these securities. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares held by the Fund.
(4)	Consists of warrants received as our placement agent in our March 2014 Private Placement. Merriman Capital, Inc. is a registered broker-dealer that served as the placement agent in connection with our March 2014 Private Placement. Jon Merriman is the CEO of Merriman Capital, Inc. and an affiliate of a registered-broker-dealer. Mr. Merriman has voting and dispositive power with respect to the warrants.
(5)	Consists of warrants received as our placement agent in our March 2014 Private Placement. Taglich Brothers, Inc. is a registered broker-dealer that served as the placement agent in connection with our March 2014 Private Placement. Michael N. Taglich is a stockholder and executive officer of Taglich Brothers, Inc. and an affiliate of a registered-broker-dealer. Mr. Taglich has voting and dispositive power with respect to the warrants.

The Selling Shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the Selling Shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of our common stock shown in the table above pursuant to this Prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the Selling Shareholders are not obligated to sell any of the shares of our common stock offered by this prospectus.

Information about the Selling Shareholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

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PLAN OF DISTRIBUTION

We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the Selling Shareholders and any of their transferees, pledgees, assignees, donees, and successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of Common Stock. Upon any exercise of the Agent Warrants by payment of cash, however, we will receive the exercise price of the Agent Warrants. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board, OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
▪	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
▪	an exchange distribution in accordance with the rules of the applicable exchange;
▪	privately negotiated transactions;
▪	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
▪	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;
▪	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
▪	a combination of any such methods of sale; or
▪	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL PROCEEDINGS

Aside from the following, we are not a party to any pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

On February 6, 2013, we filed a Complaint for Patent Infringement against Physicians Interactive Inc., Physicians Interactive Holdings, Inc. and Skyscape.com, in which we allege that one or more of those entities has infringed on United States Patent No. 8,341,015. As of September 30, 2013, the defendants responded denying the assertions made in our Complaint, but no further action has occurred in the case.

We recently learned of an action in New Jersey brought by Milton J. Wilson and the Milton Wilson 2000 Trust. Last November 2013, we were served notice that we would be added as an additional party to the case titled Milton Wilson et al. v. Continental Capital Corporation, C-289-06, in the Superior Court of New Jersey. There is an existing default judgment of roughly $1,000,000 in the case. The Court denied plaintiffs’ request to add us a party to the caption, but allowed plaintiffs to file a motion to add us as a party, which was subsequently granted.

In their complaint, Plaintiffs’ underlying claim alleged that a predecessor of ours, Continental Capital, breached a settlement agreement it entered into with plaintiffs in 2001. We have filed an answer effectively denying the allegations in the complaint against us. Because the settlement agreement had an arbitration clause, we claimed that the lawsuit was improper. We also claimed that service was not perfected against other parties so the default judgment is void. We filed counterclaims against plaintiffs and third-party claims against persons related to plaintiffs. In these claims we allege that plaintiffs and others owned and controlled Continental Capital and wrongfully caused Continental Capital to enter the settlement agreement for no bona fide corporate purpose. To the extent, if any, that we may be liable on the default judgment, therefore, we claim that we should be indemnified by plaintiffs and others.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following information sets forth the names, ages, and positions of our current directors and executive officers as of May 20, 2014.

Name	Age	Position(s) and Office(s) Held
David Lester	56	Chief Operating Officer, Secretary, Treasurer and Director
David A. Harrell	48	Chairman, Chief Executive Officer, Chief Strategic Officer and Director
Terence J. Hamilton	48	Director and VP of Sales
Douglas Baker	57	Chief Financial Officer

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

David Lester

Mr. Lester is a business veteran whom has accumulated over thirty years of executive experience in the areas of business, marketing, sales, operations, technology, and leadership. Prior to accepting his new role with us, Mr. Lester held the title of Director, Consumer & Industrial Products Marketing for Deloitte LLP. During his tenure at Deloitte, he established Deloitte as a leader through innovative programs and strategic partnerships. Prior to Deloitte, he worked with Sun Microsystems as Director, Industry Strategy & Marketing, and Manufacturing Industries.

David Lester has worked with Governor Tommy Thompson, former Secretary of Health & Human Services, on health care reform and cost control; partnered with Governor Tom Ridge, former head of Homeland Security on defending cyber security initiatives; and as a active participant within the National Association of Manufacturers and the Manufacturing Institute worked with former Michigan Governor John Engler, now President of the National Association of Manufacturers, on challenges inhibiting the competitiveness of manufacturers like health care reform, trade policy, renewable energy, business tax reform, and sustainability.

David A. Harrell

Mr. Harrell founded the Company in January of 2006 and has served as our President and Chief Executive Officer.  He became a director when the Company changed from a limited liability to a corporation in 2007.  Mr. Harrell was the Vice President of Development for Meridian Incorporated from 2003-2005 and, prior to that, had been Vice President of Sales and Marketing since 1999 at Advance Graphic Systems.  Mr. Harrell has spent two decades leading sales, marketing and business development units within the pharmaceutical and national retail industries. Prior to his work at Advance Graphic Systems, Mr. Harrell served for ten years at SmithKline Beecham, specializing in the managed markets healthcare segment.  As part of the Integrated Health Division, Mr. Harrell was responsible for contracting and achieving regional revenue growth for SmithKline Beecham's four business units: Pharmaceuticals, Consumer Health, Clinical Labs and Diversified Pharmaceutical Services (PBM). During his tenure with SmithKline Beecham, he was a recipient of numerous national awards and served as a member of the Division's Strategic Planning Committee. Mr. Harrell graduated from Oakland University with a Bachelor of Science in Business Administration.

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Terence J. Hamilton

Mr. Hamilton joined the Company as a Director and VP of Sales in February 2008. Prior to that, Mr. Hamilton was Manager at MedImmune since 2005 and was Senior National Account Manager for Glaxo SmithKline pharmaceuticals for 13 years prior to that. Mr. Hamilton has spent the last 19 years working in the pharmaceutical and biotech arenas within various sales, marketing and managed markets management positions. He also has held many positions within the pharmaceutical and biotech industries, including District Manager, Brand Manager, Managed Market Specialist, Contract Manager, Government Account Manager.

Douglas Baker

Mr. Baker joined the Company as its CFO on May 19, 2014. Mr. Baker brings with him over 23 years of public company experience. He served as CFO and director of Applied Nanotech Holdings, Inc., a public company, from 1996 to 2014, and as CEO of the same company from 2009 to 2014. Mr. Baker has agreed to act as a consultant to Nanotech for a period of up to one year on an as needed basis.

Mr. Baker holds a Bachelors and Masters of Business Administration from the University of Michigan, has been a Certified Public Accountant since 1980, is a member of the Institute of Certified Public Accountants, member of the Michigan Association of Certified Public Accountants and has served on the Board of Directors of Total Health Care, Inc., a nonprofit health maintenance organization since 1987.

Directors

Our bylaws authorize two (2) directors unless changed by the Board of Directors. The board has since changed the number of directors authorized, and we currently have three (3) Directors.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 20, 2014, the beneficial ownership of our common and preferred stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Unless otherwise noted, the address of each beneficial owner is located at 400 Water Street, Ste. 200, Rochester, MI 48307.

Title of class	Name and address of beneficial owner(1)	Amount of beneficial ownership	Percent of class (2)
Common	David Lester(3)	483,348	2.0%
Common	David Harrell(4)	3,177,187	13.3%
Common	Terence J. Hamilton(5)	749,812	3.1%
Common	Douglas Baker	0	0
Total of All Directors and Executive Officers:		4,410,347	18.3%
More Than 5% Beneficial Owners:
Common	Bradley Louis Radoff 117 W Loop S, Ste 1625 Houston, TX 77027	3,250,000	13.8%
Common	Wolverine Flagship Fund Trading Limited 175 W Jackson Blvd, 3rd Flr Chicago, IL 60604	2,083,500	8.8%

(1)	As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
(2)	The percent of class is based on 23,412,113 voting shares as of May 20, 2014.
(3)	Includes 428,348 shares held in his name and options to purchase 55,000 shares of common stock at $1.00 per share.
(4)	Includes 2,774,687 shares held in his name, options to purchase 402,500 shares of common stock at prices ranging from of $1.00 to $1.81 per share.
(5)	Includes 522,312 shares held in his name and options to purchase 227,500 shares of common stock at a price of $1.00 per share.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms that are included in our amended and restated articles of incorporation (as amended) and our bylaws (as amended) as well as the specific agreements such descriptions relate to. This summary is qualified in its entirety by the specific terms and provisions contained in our restated articles of incorporation, bylaws and the specific agreements described herein, copies of which we have filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Overview

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of May 20, 2014 there were 23,412,113 shares of our common stock issued and outstanding and 0 shares of our preferred stock issued and outstanding.

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Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

(1)	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

(2)	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

(5)	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	Any other relative rights, preferences and limitations of that series.

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Registration Rights

In connection with the March 2014 Private Placement, we entered into a registration rights agreement with each of the Selling Shareholders (the “Registration Rights Agreement”). The Registration Rights Agreement requires us to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within forty-five (45) days of the closing date of the March 2014 Private Placement (the “Filing Date”) for the resale by the Selling Shareholders of all of the Common Shares acquired in the March 2014 Private Placement and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto (the “Registrable Securities”). We agreed to use our commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC no later than ninety (90) days after the closing date of the March 2014 Private Placement (the “Effectiveness Date”) subject to certain adjustments. Upon the occurrence of certain events (each an “Event”), including, but not limited to, that the Registration Statement is not filed prior to the Filing Date, we will be required to pay liquidated damages to each of the Selling Shareholders equal to 1.5% of the aggregate purchase price paid by such Selling Shareholders for the Registrable Securities upon the date of the Event and then monthly thereafter until the earlier of: (i) the Event is cured, or (ii) the registrable shares are eligible for resale under Rule 144 without manner of sale or volume limitations. In no event shall the aggregate amount of liquidated damages payable to each of the Selling Shareholders exceed in the aggregate 10% of the aggregate purchase price paid by such Selling Shareholders for the Registrable Securities.

We also agreed to use our commercially reasonable efforts to keep the Registration Statement effective for resales until the earlier of (1) one year from the closing date (2) the date that all of the shares of our common stock included in the Registration Statement have been resold thereunder or under Rule 144 promulgated under the Securities Act, or (3) the date that all of the shares of our common stock covered by such registration statement may be sold without volume or manner of sale restrictions under Rule 144. The registration rights agreement contains cross-indemnification provisions between us and the Selling Shareholders.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

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Share Purchase Warrants

We had warrants outstanding to purchase 13,658,334shares of our common stock at a weighted average exercise price of $2.44 as of December 31, 2013.

Options

We had options outstanding to purchase 125,000 shares of our common stock at a weighted average exercise price of $1.00 as of December 31, 2013.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Certain Anti-Takeover Provisions

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Listing of Common Stock

Our common stock is currently traded on the OTC Bulletin Board under the trading symbol “OPRX.”

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Empire Stock Transfer, 1859 Whitney Mesa Dr, Henderson, NV 89014, telephone: (702) 974-1444.

INTERESTS OF NAMED EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Silberstein Ungar, PLLC, Certified Public Accountants and Advisors have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Silberstein Ungar, PLLC has presented their report with respect to our audited financial statements. The report of Silberstein Ungar, PLLC is included in reliance upon their authority as experts in accounting and auditing.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Company Overview

Company Highlights within 1st quarter 2014

1)	We acquired $10 million dollars in new capital to exercise the negotiated buyout of Vicis, which netted out an additional $3 million dollars to us, and a reduction of approximately 7 million in fully diluted shares.
2)	We nearly doubled our sales over 1Q 2013 and net cash provided by operating activities was a positive $226,727.
3)	We settled a lawsuit with LDM to enable promotional access to over 100,000 new healthcare providers.
4)	We launched VoucherDVM and engaged leading platforms to offer automated vet product savings.
5)	We completed and launched the SampleMD 2.0 technology platform to support growth.
6)	We proved an outstanding Return on Investment associated with our pharmaceutical promotions through an independent analytics firm.
7)	We sponsored and key noted the first CBInet Pharmaceutical EHR conference.
8)	We initiated direct recruitment of a new CFO which resulted in the hiring of a highly experienced financial executive. We also recruited the former global marketing director from AstraZeneca to lead sales on the east coast.

We finished the first quarter with revenues of $1,317,347, an increase of 97% over the same period 2013 generating positive net cash of $226,727 from operational activities. However, we had a net loss of $653,315 for the first quarter primarily due to two factors:

1)	A one-time settlement to LDM, which resolved all patent issues and enables us to promote our eCoupons to their network of up to 100,000 healthcare providers, as well as receive additional revenue share through promotion of their sponsored patient education within OptimizeRx’s network.

2)	A non cash payment of stock to vendors, former executive and employees.

Moving forward, we expect growing profitability for the remainder of 2014 based primarily on escalation of revenues. Despite nearly doubling our sales over 1Q 2013, which is generally a slower sales quarter based on finalizing budgets and receiving new annual assets, 1Q 2014 revenues would have been higher based on two important factors:

1)	Allscripts had privacy and technical issues that affected their distribution of eCoupons and other programs during a significant period of time it took to fully resolve them.

2)	One of our largest clients interrupted their program to determine promotional impact and ROI.

Both of the above have been resolved. Allscripts has resolved their technical and privacy issues, and is now beginning to roll out activation of SampleMD eCoupon automation unless providers “opt-out.” We anticipate this to have a significant impact on June sales and beyond once this is completed by increasing our reach to another 20,000 physicians.

Novartis’ Alcon has re-activated their program based on confirming through an independent auditing firm an outstanding ROI on SampleMD’s eCoupon promotion. Furthermore, this data was highlighted by Novartis during our corporate sponsorship of the inaugural CBInet Pharmaceutical EHR conference focused on leveraging opportunities for promotional effectiveness and brand awareness. The conference was attended by over 150 pharmaceutical brand and marketing executives and highlighted industry luminaries, panel discussions and client presentations. David Harrell, Chairman and Chief Executive Officer was a noted Keynote speaker, and many clients and partners cited unsolicited testimonials at the successes they have experienced engaging with us. We will be the lead sponsor for a similar conference in October as requested by many of the pharmaceutical client and partners we engage.

These marketing efforts, along with our expert support team and proven reputation, has enabled us to acquire more manufacturers and brands—including Baush & Lomb and AstraZeneca’s promoted portfolio of leading drugs like Crestor, Seroquel and others. AstraZeneca represents a very important win strategically, too, based on the fact that they were previously utilizing a competitive platform.

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Our success of acquiring, integrating and expanding into other promotional EHR/eRx platforms continues to grow as well. We are just launching our first initial brands into eHealthline, as well as will be completing our integration into LDMs network and others.

We also expect to launch our patient savings and support within Quest Care360 by end of June 2014. Quest Diagnostics is the world’s leading provider of diagnostic information servicing approximately half of the physicians and hospitals in the U.S. and touches the lives of approximately 30% of American adults a year.

We are in very productive discussions with other leading EHRs and expect our active network to nearly double by end of year.

With the growth of both our pharmaceutical products and our distribution network, we remain confident that our distributions will double over last year.

To support this growth, we have completed the development and migration of SampleMD 2.0’s on-demand, rule based content delivery platform. The system can now manage up to 1 million rules and return the appropriate content within under 1 second. This allows unsurpassed response time to avoid delays, and the ability to meet the upcoming dramatic scale we expect.

On top of building out our updated software solution, we also updated our infrastructure by replacing and updating our computers in a high availability environment, taking greater precautions for security and building out the architecture to facilitate disaster recovery with a secondary facilitated computer environment. We believe this technology investment will increase performance, simplify integrations, insure availability and protect the investments of our shareholders.

Other Key Quarterly Events

During the first quarter we also successfully completed a $10 million capital raise and exercised the option to redeem Vicis Capital Master Fund’s holdings in our company. By successfully executing these initiatives we reduced fully diluted shares by approximately 7 million and provided an additional $3 Million in working capital to support the company's growth and eliminated dividend payments and other favorable provisions of Vicis preferred stock.

Additionally, after extensive negotiations, OPTIMIZERx and LDM executed a settlement agreement and filed a stipulation to dismiss the litigation with prejudice on March 17, 2014, which the District Court entered on March 19, 2014. This resolves all patent issues and enables us to promote our eCoupons to their network of up to 100,000 healthcare providers, as well as receive additional revenue share through promotion of their sponsored patient education within our network.

New Chief Financial Officer

Also Mr. Douglas P. Baker is joining the organization as its Chief Financial Officer. Doug brings with him over 23 years of public company experience and joins OPTIMIZERx after serving the last 18 years as CFO and Board Director for a publicly traded technology company in the nanotechnology field. Prior to that, Doug held CFO and Divisional Controller positions at large privately held companies after serving nearly 10 years as a CPA with Plante & Moran.

Doug holds a Bachelors and Masters of Business Administration from the University of Michigan, has been a Certified Public Accountant since 1980, is a member of the Institute of Certified Public Accountants, member of the Michigan Association of Certified Public Accountants and has served on the Board of Directors of Total Health Care, Inc., a nonprofit health maintenance organization since 1987.

Summary

Management remains very excited about our core e-coupon business based on our proven impact and platform partnerships continuing to expand. We are also pleased with our current discussions and recognized value from leading veterinary platform providers whom are interested in partnering to deliver similar automated savings to animal owners—while allowing veterinarian’s to remain competitive in their pharmacy business. We are also exploring other new channels to automate savings which hold high promise and rapid growth.

We expect very significant ramp up the second half of the year as we fully roll out our new channels to expand our promotional reach.

Principal Products and Applications

Our principal products and applications can be summarized as follows:

▪	SampleMD - Today, almost 60% of doctors’ offices ban or limit drug representatives and the samples they offer. Although samples are still valuable, many healthcare systems and doctors are looking for an easier, more effective way to increase affordable access and adherence to their prescribed branded medications which led us during the past year to develop our direct to physician solution called SampleMD.

▪	SampleMD is a revolutionary virtual "Patient Support Center" that allows doctors and staff to access a universe of sample vouchers, co-pay coupons and other patient support through their EMR and/or e-Prescribe systems to search, print or electronically dispense directly to patients and a national network of pharmacies. SampleMD eliminates the need for physicians to manage and store physical drug samples by offering a more convenient and efficient way to allocate, administer and track samples and co-pay savings provided to their patients.

▪	OPTIMIZEHR – Our consulting practice focused at educating and working with pharmaceutical manufacturers on identifying, formulating, and implementing new eRx media strategies for promoting their product. Our consulting services include 1) Drug File Integration - a service to insure that the manufacturers drug is present in every ePrescribing platform available, 2) Sales Force Training – a service to educate the extended field sales force on this new integrated solution and what to look for within their client base to insure maximum exposure of their bands and 3) Strategy Development – a service that assists manufactures in identifying and building a competitive strategy to take advantage of this new digital frontier.

▪	OPTIMIZERx.com – Our Direct to Consumer WebSite is a portal to healthcare savings for patients to centrally review and participate in prescription and healthcare savings and support programs. To date, we have over 2.4 million members who have registered. We strive to provide all the information and guidance that patients undergoing long-term pharmaceutical treatments may require. Patients can search by their medication or their condition in order to access educational information regarding their condition, information regarding their medication, coupons for instant savings when they purchase their medications, information on free drug trials, and guidance to any other savings programs available to them.

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Marketing and Sales

We continue to extend our marketing efforts to build both brand and capabilities awareness to the market. As mentioned above, we continue to actively participate in industry and partner events such as exlPharma and the ACE – Allscripts Users Conference as well as taking a lead sponsor position in the inaugural CBInet eRx and EHR conference in March of 2014. During the course of the year, we also initiated and delivered successful email marketing campaigns, webinar with CMI Compass on What Physicians want within their HER’s, as well as successful public relations and press release communications initiatives. We ran advertising campaigns through Pharma Exec magazine that netted several responses and qualified leads.

In 2013, we also announced our strategic partnership with WPP/Grey Health Group, a leading agency within the healthcare marketplace. We plan to continue to increase our marketing efforts with all of our strategic partners, as we intend to continue to promote OPTIMIZERx and SampleMD primarily through the following:

▪	Industry and Partner Events;

▪	Email Campaigns;

▪	Internet Marketing;

▪	Public Relations Campaigns;

▪	Physician Offices;

▪	Direct to Consumer Marketing;

▪	Trade Media Advertising;

▪	Pharmacy Partners;

▪	Physician Organizations and Associations; and

▪	Strategic Relationships

Additionally, we have attracted and hired a highly seasoned Sales and Marketing Executive who has decades of global pharmaceutical marketing and sales experience at AstraZeneca and others as our Eastern Vice President of Sales.

Research and Development

We continue to invest in our technology and plan to release SampleMD 2.0 in 2014. This new and improved release will enhance the performance of our first version through quicker response times, easier integration to platform partners, modularity for the addition of new features and functions and an entirely updated user interface to speed and enhance the setup of new programs and campaigns. We will continue to offer reporting portal access to our clients with a new and improved user interface and updated reporting capabilities for monitoring program and campaign performance.

The SampleMD 2.0 release will also be supported by a new and updated infrastructure that is a high availability clustered environment with remote disaster recovery enabling us to be back up and running from the worst facility catastrophe in very short order.

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We continue our commitment to educate both our direct and our extended teams through an understanding of all market dynamics that have the potential to affect our business in both the short and long term. Our primary goal is to help patients better afford and access the medicines their doctors prescribe, as well as other healthcare products and services they need. Based on this goal, we continually seek better ways to meet this mission through the use of improved technology, user feedback, and working closely with the pharmaceutical industry. We are continually seeking new ways we can engage the pharmaceutical industry to provide new support programs to patients in need of their products.

At OPTIMIZERx, we are still keen on the opinions and input that we gain from all stakeholders by which our products and solutions cross. From the prescribing clinicians that utilize our solutions to add value to the patients they serve, to the partners we use to leverage their channels for distribution and promotion of the services, we are able to greatly assist the pharmaceutical manufacturing clients that depend on our solutions to increase their brand awareness and assist patients in need of their offerings. This “Voice of the Stakeholder” is a mantra that we leverage in analyzing industry trends and market shifts and identifying enhancements and new offerings through our SampleMD™ solution. This effort involves all of our officers and directors as part of our continual research development team while monitoring new technologies, trends, services, and partnerships that can help us provide additional services and increased value to the healthcare and pharmaceutical industries and to the patients they serve.

Our technology roadmap for potential new solutions continues to grow as we continued to finalize the two development programs initiated this year featuring a live chat or conversation between the health provider and product manufacturer or service, as well as a one click way to request a representative visit. These solutions address major access barriers that limit doctors’ interaction with the manufacturer and allow the health system or provider to access needed information when they want it. As we are in collaboration with our partners, further content and information delivery solutions are being flushed out as we continue to integrate with new channels and partners

Under the leadership of the Director of Technology and Director of Software Development, whom were added late in 2011 to strengthen our core technical team, we have added an additional developer and a technical intern while leveraging a new development partner in Simple eSolutions, whom provided valuable architecture, system design and database management support on the SampleMD 2.0 effort. We also continued to work with the Engineering and Information Technology department of Oakland University in Rochester Michigan. As the University has opened the doors of its new medical school, it also brings highly skilled technology and application developers whom possess a solid knowledge of medical industry IT requirements.

Competition

SampleMD has faced some competition based on the growth in the space primarily by Physicians Interactive. As noted, we have filed a patent infringement suit against the company.

The OptimizeRx.com website continues to compete in the highly competitive pharmaceutical and healthcare advertising industry that is dominated by large well-known companies with established names, solid market niches, wide arrays of product offerings and marketing networks.  Our largest competitors include a variety of healthcare website publishers and networks that provide online advertising competition to OPTIMIZERx.com, including Quality Health, WebMD, McKesson, and Drugs.com.

Despite these competitors, we do not have major competition in our space of the market. We have been experiencing a growing list of potential partners whom either have content that want to deliver through the SampleMD engine and network, or whom have complementary technology and want to integrate our solution as a channel partner, expanding the reach to clinicians for OPTIMIZERx.

Intellectual Property

In the fourth quarter of 2012, we were awarded a patent for our innovative SampleMD solution (US Patent No. 8,341,015). This award highlighted our continued research and development efforts. The awarded claims cover our ability to electronically process, display and distribute eligible prescription savings on the medications and therapies healthcare providers wish to prescribe for their patients. We have also recently submitted and will be preparing additional filings to protect our intellectual property on forthcoming solutions that will further assist and support physicians, pharmacists and patients.

In addition, we have hired Harness, Dickey & Pierce, a nationally ranked IP firm, to further expand and protect our intellectual property. Through them, we have filed two additional patents on our technology. We also used the firm to file a patent infringement lawsuit against Physicians Interactive. Management believes the current and expanding IP will allow us to continue being the leader in this rapidly growing space.

OPTIMIZERx is a licensed trademark. SampleMD is a licensed trademark.

Our intellectual property is developed significantly each month.  Since inception, we have developed and launched OFFERx and ADHERxE, and we are further integrating these platforms to provide more robust offerings.  OPTIMIZERx.com and OFFERx are patent pending.

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Government Regulation

Fraud and Abuse Laws

Anti-Kickback Statutes

The federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under a federal healthcare program such as Medicare or Medicaid. The definition of remuneration has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal healthcare programs, the statute has been violated. The law contains a few statutory exceptions, including payments to bona fide employees, certain discounts and certain payments to group purchasing organizations. Violations can result in significant penalties, imprisonment and exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion of a manufacturer would preclude any federal healthcare program from paying for its products. In addition, kickback arrangements can provide the basis for an action under the Federal False Claims Act, which is discussed in more detail below. The Anti-Kickback Statute is broad and potentially prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of Health and Human Services, or OIG, issued a series of regulations, known as the safe harbors, beginning in July 1991. These safe harbors set forth provisions that, if all the applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Arrangements that implicate the Anti-Kickback Law, and that do not fall within a safe harbor, are analyzed by the OIG on a case-by-case basis. Government officials have focused recent enforcement efforts on, among other things, the sales and marketing activities of healthcare companies, and recently have brought cases against individuals or entities with personnel who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business. Settlements of these cases by healthcare companies have involved significant fines and/or penalties and in some instances criminal pleas. In addition to the Federal Anti-Kickback Statute, many states have their own kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payors, including commercial health insurance companies.

False Claims Laws

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. Manufacturers can be held liable under false claims laws, even if they do not submit claims to the government, if they are found to have caused submission of false claims. The Federal Civil False Claims Act also includes whistle blower provisions that allow private citizens to bring suit against an entity or individual on behalf of the United States and to recover a portion of any monetary recovery. Many of the recent highly publicized settlements in the healthcare industry related to sales and marketing practices have been cases brought under the False Claims Act. The majority of states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer's products from reimbursement under government programs, criminal fines and imprisonment.

Privacy and Security

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the rules promulgated there under require certain entities, referred to as covered entities, to comply with established standards, including standards regarding the privacy and security of protected health information, or PHI. HIPAA further requires that covered entities enter into agreements meeting certain regulatory requirements with their business associates, as such term is defined by HIPAA, which, among other things, obligate the business associates to safeguard the covered entity's PHI against improper use and disclosure. While not directly regulated by HIPAA, our customers or distributors might face significant contractual liability pursuant to such an agreement if the business associate breaches the agreement or causes the covered entity to fail to comply with HIPAA.  It is possible that HIPPA compliance could become a substantial regulatory burden and expense to our operations, although we do not believe that this will occur as a general website publisher.

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Employees

As of May 20, 2014, we had 14 employees in addition to 4 contracted programmers through our established relationship with Simple eSolutions a technical and programming resources partner. Additionally we have one contracted business development individual targeting new EMR channel and pharma client.

Subsidiaries

We conduct our operations through our wholly-owned subsidiary, OptimizeRx Michigan.

Description of Property

Currently, we do not own any real estate. Our principal executive offices are located at 400 Water Street, Suite 200, Rochester, Michigan, 48307.  We have entered into a 3 year lease for this 2,886 square foot facility, with a cost of approximately$5,049.25 per month. We believe that our properties are adequate for our current needs, but growth potential may require larger facilities due to anticipated addition of personnel. We do not have any policies regarding investments in real estate, securities or other forms of property.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Three Months Ended March 31, 2014 and 2013

Revenues

Our total revenue reported for Q1 2014 was $1,317,347, an increase of $648,057 or 97% from Q1 2013.

Our increased revenue for Q1 2014 as compared with Q1 2013 is a result of the continued viability of our SampleMD solution and the setup and integration fees for pharmaceutical manufacturers whom are participating within this offering. The bulk of our revenue for Q1 2014 came mainly from our core SampleMD solutions as opposed to our new consulting business. We expect revenues to increase on our consulting business for the rest of 2014.

Operating Expenses

Operating expenses increased to $1,471,958 for Q1 2014 from $733,969 for Q1 2013. Our major expenses for Q1 2014 were stock-based compensation of $421,577, a settlement expense with LDM for $400,000, salaries, wages and benefits of $349,096, professional fees of $92,553, general and administrative expenses of $89,264 and depreciation and amortization of $58,906. In comparison, our major expenses for Q1 2013 were salaries, wages and benefits of $375,071, general and administrative expenses of $218,794, professional fees of $53,098, depreciation and amortization of $48,111, and consulting fees of $20,407.

Our expenses increased in Q1 2014 as compared with Q1 2013 largely as a result of stock based compensation of $421,577 and a one-time settlement expenses of $400,000.

Net Loss

Net loss for Q1 2014 was $653,315, compared to net loss of $224,438, for Q1 2013.

Results of Operations for the Years Ended December 31, 2013 and 2012

Revenues

Our total revenue reported for year ended December 31, 2013 was $4,957,016, an increase from $1,989,086 from the prior year.

Our increased revenue for the year ended December 31, 2013 as compared with the prior year is a result of the continued viability of our SampleMD solution and the setup and integration fees for pharmaceutical manufacturers whom are participating within this offering. The bulk of our revenue for the year ended December 31, 2013 came mainly from our core SampleMD solutions as opposed to our new consulting business. We expect revenues to increase on our consulting business for 2014.

Operating Expenses

Operating expenses increased to $2,973,990 for the year ended December 31, 2013 from $2,328,648 for the year ended December 31, 2012. Our major expenses for the year ended December 31, 2013 were salaries, wages and benefits of $1,319,712, professional fees of $552,824, stock-based compensation of $411,412, general and administrative expenses of $288,297, depreciation and amortization of $193,971, and consulting fees of $100,077. Our expenses increased in 2013 as compared with 2012 largely as a result of salaries, wages and benefits, professional fees and stock-based compensation.

We expect operating expenses to increase slightly, with the most increase coming as we will continue to add personnel to strengthen our operations, sales and marketing efforts going forward.

Net Loss

Net income for the year ended December 31, 2013 was $215,847, compared to net loss of $ $454,553 for the year ended December 31, 2012.

We believe that our company is starting to show real signs of improvement with positive income this year. With increased sales forecasted for next year, we believe that we will achieve a small improvement to net income in 2014.

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Liquidity and Capital Resources

As of March 31, 2014, we had total current assets of $5,153,914 and total assets in the amount of $6,515,322. Our total current liabilities as of March 31, 2014 were $1,912,659. We had working capital of $3,241,255 as of March 31, 2014.

Operating activities provided $226,727 in cash for the three months ended March 31, 2014. Our decrease in accounts receivable of $455,585, stock-based compensation of $421,577, an increase in revenue share payable of $395,935, and an increase in deferred revenue of $164,462 were the primary components of our positive operating cash flow, offset mainly by our net loss of $653,315 and a decrease in accrued expenses of $134,042.

Investing activities used $109,272 during the three months ended March 31, 2014 largely as a result of patent rights and website development costs.

Financing activities provided $2,795,032 during the three months ended March 31, 2104. On March 17, 2014, we entered into a securities purchase agreement with accredited investors pursuant to which we sold an aggregate of 8,333,333 shares of our common stock, par value $0.001 per share, for $1.20 per share, or gross proceeds of $10,000,000. We used $6,000,000 of the proceeds to exercise our option to redeem Vicis Capital Master Fund’s holdings in our company. The balance of the proceeds will be used for working capital. With the financing and cash on hand, we have sufficient cash to operate our business for the next twelve months.

Off Balance Sheet Arrangements

As of March 31, 2014, there were no off balance sheet arrangements.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Our critical accounting policies are set forth in Note 2 to the financial statements.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operation, financial position or cash flow.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below and under the heading “Executive Compensation” (or with respect to which such information is omitted in accordance with SEC regulations), since January 1, 2013 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

On March 17, 2014, we raised gross proceeds of $10,000,000 in the March 2014 Private Placement with certain accredited investors. We used a portion of the net proceeds to exercise the Securities Redemption Option Agreement, as amended, with Vicis Capital Master Fund (“Vicis”) that provides us with an option to purchase all of the outstanding shares and derivative securities held by Vicis for total payment of six million dollars ($6,000,000). The shares and derivative securities include 35 shares of Series A Convertible Preferred Stock, 30 shares of Series B Convertible Preferred Stock, 886,340 shares of common stock, and warrants to purchase 10,000,000 shares of common stock held by Vicis in our company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “OPRX” on the OTCQB operated by OTC Markets Group, Inc.  Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

The following tables set forth the range of high and low prices for our common stock for the each of the periods indicated as reported by the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2012
Quarter Ended	High $	Low $
December 31, 2012	1.61	0.85
September 30, 2012	1.85	0.43
June 30, 2012	1.35	0.75
March 31, 2012	1.23	0.53
Fiscal Year Ending December 31, 2013
Quarter Ended	High $	Low $
December 31, 2013	1.65	0.91
September 30, 2013	1.80	0.88
June 30, 2013	1.91	1.12
March 31, 2013	1.42	0.96

On May 19, 2014, the last sales price per share of our common stock was $1.72.

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Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of May 20, 2014, we had 23,412,113 shares of our common stock issued and outstanding, held by 316 shareholders of record.

Dividends

We currently intend to retain future earnings for the operation of our business. We have never declared or paid cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2.	Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

30

Securities Authorized for Issuance under Equity Compensation Plans

On June 13, 2013, our Board of Directors adopted the 2013 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with us, to provide additional incentive to employees, directors and consultants, and to promote our success. Under the Plan, we may issue up to an aggregate total of 1,500,000 incentive or non-qualified options to purchase our common stock or stock awards.

Equity Compensation Plans as of December 31, 2013

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and right	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders	13,783,334	$2.42	—
Total	13,783,334	$2.42	—

Recent Sales of Unregistered Securities

On August 14, 2013, we granted restricted stock awards under our 2013 Incentive Plan. Mr. David Harrell was awarded 121,875 shares of our common stock and Mr. Terry Hamilton was awarded 215,625 shares of our common stock. The restricted stock awards will vest 50% on the date six months and one day after the date of grant, and the remaining 50% one year after the first vesting date.

On September 20, 2013, we entered into a Separation Agreement with Mr. Shad Stastney regarding the terms and conditions of his departure from our company (the “Agreement”). Under the Agreement, among other things, we agreed to issue to Mr. Stastney 500,000 shares of our common stock, half now and the rest by January 1, 2014.

On January 9, 2014, we awarded 200,000 shares of stock to David Harrell, David Lester and Terry Hamilton from our 2013 Incentive Plan.

On January 29, 2014, David Lester exercised 500,000 stock warrants using the cashless exercise feature. In exchange for the 500,000 warrants, 410,348 shares of common stock were issued.

During the three months ended March 31, 2014, we issued 10,000 shares to North Coast Advisors, our consultant, for services rendered.

During the quarter ended March 31, 2014, we issued 267,500 stock options to five employees at exercise prices of $1.54 and $1.82.

During the quarter ended March 31, 2014, we issued 10,000 stock options to a non-employee at exercise price of $1.85.

On March 17, 2014, we entered into a securities purchase agreement with accredited investors, pursuant to which we sold an aggregate of 8,333,333 shares of the Company’s common stock, par value $0.001 per share, for $1.20 per Share, or gross proceeds of $10,000,000. We issued warrants to purchase 804,139 shares of our common stock with an exercise price of $1.20 per share and a term of 5 years to placement agents in the raise.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

31

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended December 31, 2013 and 2012.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Shad Stastney Former Chairman, President, CEO and Director	2012 2013	0 126,762							0 126,762
David Lester COO, Secretary, Treasurer and Director	2012 2013	157,500 157,500	10,000 15,000						167,500 172,500
David A. Harrell Chairman, Chief Executive Officer, Chief Strategic Officer and Director	2012 2013	166,698 180,104	50,000 19,151						216,698 199,255
Terence J. Hamilton VP of Sales and Director	2012 2013	157,500 157,500	7,000 11,000						164,500 168,500

Narrative Disclosure to the Summary Compensation Table

On January 14, 2013, we entered into a written Employment Agreement with Shad Stastney. Pursuant to the terms and conditions of the Employment Agreement:

▪	Mr. Stastney will serve as Chairman and Chief Executive Officer of our company for a period of twelve (12) months;

▪	Mr. Stastney will earn a base salary of $175,000;

▪	We will issue to Mr. Stastney an option to acquire two million (2,000,000) shares of our common stock at an exercise price per share of $1.00 with a term of 5 years; and

▪	Mr. Stastney will be entitled to participate in any employee benefit plans, as established by our board of directors.

Mr. Stastney also agreed to keep certain information confidential and not compete with or solicit from our company for a period of time.

On August 14, 2013, we amended the employment agreement with Mr. Stastney. Pursuant to the terms and conditions of the Amendment to Employment Agreement with Shad Stastney:

▪	Mr. Stastney agreed to non-competition and non-solicitation restrictions with our company during the term of his employment and two years thereafter;

▪	The term of Mr. Stastney’s employment shall be for one year, and shall automatically renew for each year thereafter unless terminated on thirty day’s notice before the end of the term; and

▪	Mr. Stastney shall be entitled to two years of severance pay if he is terminated with or without cause.

32

On September 20, 2013, we entered into a Separation Agreement with Mr. Stastney regarding the terms and conditions of his departure from the Company (the “Agreement”). Pursuant to the provisions of the Agreement, we agreed with Mr. Stastney as follows:

▪	As of the date of the Agreement, Mr. Stastney is no longer an officer or director of our company and all prior agreements with Mr. Stastney are terminated in their entirety;

▪	Mr. Stastney shall receive 500,000 shares of our common stock, half now and the rest by January 1, 2014;

▪	We agreed to use our best efforts to register Mr. Stastney’s shares on Form S-8 by March 1, 2014;

▪	We agreed to pay Mr. Stastney $126,762 and his reasonable out of pocket expenses incurred on our behalf;

▪	The parties agreed to a mutual release of all claims and Mr. Stastney further agreed to certain covenants as provided for in the Agreement; and

▪	Mr. Stastney will be involved with our company in a limited role as a consultant for one year to assist us on financing, strategic and legal initiatives and to help the transition with several ongoing projects.

On April 6, 2009, we entered into an employment agreement with Mr. Lester to serve as our Chief Executive Officer. The agreement was amended on January 14, 2013 to account for his new positions as COO, Secretary and Treasurer. Under the agreement, we agreed to compensate Mr. Lester $150,000 annually and we granted him options to purchase 500,000 shares of our common stock, with 25% vesting immediately and 25% vesting after the completion of each quarter of hire. Mr. Lester is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement.

On August 14, 2013, we amended the employment agreement with Mr. Lester. Pursuant to the terms and conditions of the Amendment to Employment Agreement with David Lester:

▪	Mr. Lester will serve as Chief Operating Officer of our company; and

▪	Mr. Lester will earn a base salary of $157,500 per year.

On August 1, 2008, we entered into an employment agreement with Mr. Hamilton to serve as our VP of Sales. Under the agreement, we agreed to compensate Mr. Hamilton $120,000 annually and we granted him options to purchase 150,000 shares of our common stock in 2009. Mr. Hamilton is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement. On March 18, 2010, we entered into an addendum to the employment agreement to increase his compensation to $150,000 annually.

On August 14, 2013, we amended the employment agreement with Mr. Hamilton. Pursuant to the terms and conditions of the Amendment to Employment Agreement with Terry Hamilton:

▪	Mr. Hamilton will earn a base salary of $157,500 per year.

On August 14, 2013 we granted restricted stock awards under our 2013 Incentive Plan. Mr. Hamilton was awarded 215,625 shares of our common stock. The restricted stock awards will vest 50% on the date six months and one day after the date of grant, and the remaining 50% one year after the first vesting date.

On June 1, 2008, we entered into an employment agreement with Mr. Harrell to serve as our CEO. The agreement was amended on January 14, 2013 to account for his new positions as CSO and Vice Chairman. The terms of his compensation, which is still in effect, are an annual salary of $144,000 with a 5% cost of living increase on each 12 month anniversary. Mr. Harrell is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement. On March 18, 2010, we entered into an addendum to the employment agreement to increase his compensation to $152,004 annually.

On August 14, 2013, we amended the employment agreement with Mr. Harrell Pursuant to the terms and conditions of the Amendment to Employment Agreement with David Harrell:

▪	Mr. Harrell will serve as Vice Chairman of the Board and Chief Strategy Officer of our company;

▪	The term of Mr. Harrell’s employment shall be for one year, and shall automatically renew for each year thereafter unless terminated on thirty day’s notice before the end of the term; and

▪	Mr. Harrell will earn a base salary of $183,750 per year;

On August 14, 2013 we granted restricted stock awards under our 2013 Incentive Plan. Mr. David Harrell was awarded 121,875 shares of our common stock. The restricted stock awards will vest 50% on the date six months and one day after the date of grant, and the remaining 50% one year after the first vesting date.

On May 12, 2014, we entered into an employment agreement with Mr. Baker, our new Chief Financial Officer. Under the agreement, we agreed to compensate Mr. Baker $125,000 annually and we granted him options to purchase 100,000 shares of our common stock, with 50% vesting after one year and 50% vesting after two years of hire. Mr. Baker is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement.

33

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officers as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David Lester	375,000 125,000 55,000			$0.35(1) $0.35(1) $1.00	10/1/14 12/22/14 5/31/16
David Harrell	100,000 200,000 102,500			$1.00 $1.81 $1.00	3/5/14 4/26/15 5/31/16	121,875	225,468
Terence J. Hamilton	150,000 127,500			$1.00 $1.00	3/5/14 5/31/16	215,625	398,906

 (1) These are warrants that were revalued on October 1, 2009 to $0.35 per share.

34

FINANCIAL STATEMENTS

Index to Financial Statements Required by Article 8 of Regulation S-X:

F-1	Consolidated Balance Sheets (Unaudited) as of March 31, 2014 and December 31, 2013;
F-2	Consolidated Statements of Operations (Unaudited) for the Three Months Ended March 31, 2014 and 2013;
F-3	Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 2014 and 2013;
F-4	Notes to Consolidated Financial Statements.

Audited Financial Statements:
F-16	Report of Independent Registered Public Accounting Firm;
F-17	Consolidated Balance Sheets as of December 31, 2013 and 2012;
F-18	Consolidated Statements of Operations for the years ended December 31, 2013 and 2012;
F-19	Consolidated Statement of Stockholders’ Equity as of December 31, 2013;
F-20	Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012; and
F-21	Consolidated Notes to Financial Statements.

35

OPTIMIZERx CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2014 15

ASSETS	March 31, 2014	December 31, 2013
Current Assets
Cash and cash equivalents	$4,030,730	$1,118,243
Accounts receivable	1,111,379	1,566,964
Prepaid expenses	11,805	11,771
Total Current Assets	5,153,914	2,696,978

Property and equipment, net	13,688	15,057

Other Assets
Patent rights, net	903,617	885,950
Web-based technology, net	439,054	404,986
Security deposit	5,049	5,049
Total Other Assets	1,347,720	1,295,985

TOTAL ASSETS	$6,515,322	$4,008,020

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable - trade	$230,178	$188,739
Accounts payable - related party	570,000	570,000
Accrued expenses	146,042	12,000
Revenue share payable	797,725	1,193,661
Deferred revenue	168,714	4,252
Total Liabilities	1,912,659	1,968,652

Stockholders' Equity

Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 and 65 shares issued and outstanding	0	0
Common stock, $.001 par value, 500,000,000 shares authorized, 23,168,337 and 14,773,496 shares issued and outstanding	23,168	14,773
Stock warrants	3,147,709	18,148,049
Additional paid-in-capital	27,155,730	8,726,708
Deferred stock compensation	(454,409)	(233,942)
Accumulated deficit	(25,269,535)	(24,616,220)
Total Stockholders' Equity	4,602,663	2,039,368

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,515,322	$4,008,020

 The accompanying notes are an integral part of these financial statements.

F-1

OPTIMIZERx CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	For the three months ended March 31, 2014	For the three months ended March 31, 2013
		(restated)
NET REVENUE	$1,317,347	$669,290

REVENUE SHARE EXPENSE	498,810	159,815

GROSS MARGIN	818,537	509,475

EXPENSES
Operating expenses (See Note 16)	1,471,958	733,969

(LOSS) FROM OPERATIONS	(653,421)	(224,494)

OTHER INCOME (EXPENSE)
Interest income	106	56

TOTAL OTHER INCOME (EXPENSE)	106	56

(LOSS) BEFORE PROVISION FOR INCOME TAXES	(653,315)	(224,438)

PROVISION FOR INCOME TAXES	-0-	-0-

NET (LOSS)	$(653,315)	$(224,438)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC	16,683,894	14,232,196

NET (LOSS) PER SHARE: BASIC	$(0.04)	$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: DILUTED	16,683,894	14,232,196

NET (LOSS) PER SHARE: DILUTED	$(0.04)	$(0.02)

 The accompanying notes are an integral part of these financial statements.

F-2

OPTIMIZERx CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	For the three months ended March 31, 2014	For the three months ended March 31, 2013
		(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) for the period	$(653,315)	$(224,438)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	58,906	48,111
Stock options issued for services	59,620	-0-
Stock-based compensation	361,957	43,750
Changes in:
Accounts receivable	455,585	(43,871)
Prepaid expenses	(34)	35,822
Accounts payable	41,439	1,993
Revenue share payable	(395,935)	119,612
Accrued expenses	134,042	(6,000)
Deferred revenue	164,462	31,520
NET CASH PROVIDED BY OPERATING ACTIVITIES	226,727	6,499

CASH FLOWS FROM INVESTING ACTIVITIES:
Patent rights	(33,297)	(30,368)
Web development costs	(75,975)	-0-
NET CASH USED IN INVESTING ACTIVITIES	(109,272)	(30,368)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	10,000,000	-0-
Equity issuance costs	(1,204,968)	-0-
Purchase of common and preferred stock and warrants	(6,000,000)	-0-
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,795,032	-0-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,912,487	(23,869)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	1,118,243	284,263

CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,030,730	$260,394

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-0-	$-0-
Cash paid for income taxes	$-0-	$-0-
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for equity issuance costs	$378,000	$-0-
Stock warrants issued for equity issuance costs	$1,110,211	$-0-
Cashless exercise of stock warrants	$106,405	$-0-
Common stock issued as deferred stock compensation	$285,187	$-0-

 The accompanying notes are an integral part of these financial statements.

F-3

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 1 – NATURE OF BUSINESS

Optimizer Systems, LLC was formed in the State of Michigan on January 31, 2006. It then became a corporation in the State of Michigan on October 22, 2007 and changed its name to OptimizeRx Corporation. On April 14, 2008, RFID, Ltd., a Colorado corporation, consummated a reverse merger by entering into a share exchange agreement with the stockholders of OptimizeRx Corporation, pursuant to which the stockholders of OptimizeRx Corporation exchanged all of the issued and outstanding capital stock of OptimizeRx Corporation for 1,256,958 shares of common stock of RFID, Ltd., representing 100% of the outstanding capital stock of RFID, Ltd. As of April 30, 2008, RFID’s officers and directors resigned their positions and RFID changed its business to OptimizeRx’s business. On April 15, 2008, RFID, Ltd.’s corporate name was changed to OptimizeRx Corporation. On September 4, 2008, a migratory merger was completed, thereby changing the state of incorporation from Colorado to Nevada, resulting in the current corporate structure, in which OptimizeRx Corporation, a Nevada corporation, is the parent corporation, and OptimizeRx Corporation, a Michigan corporation, is a wholly-owned subsidiary (together, "OptimizeRx" and "the Company").

The wholly-owned subsidiary, OptimizeRx Corporation, is a technology solutions company targeting the health care industry. Their objective is to bring better access to better care through connecting patients, physicians and pharmaceutical manufacturers through technology. Once defined as a marketing and advertising company through its consumer website, OptimizeRx is maturing as a technology solutions provider as it launched its direct to physician solution, SampleMD. SampleMD allows physicians to search, print and send available sample trial vouchers and/or co-pay coupons on behalf of their patients. The SampleMD solution can either sit on the doctor’s desktop or can be integrated into the ePrescribing or Electronic Medical Records applications. OptimizeRx solutions provide pharmaceutical manufacturers either a direct to consumer and/or direct to physician channels for communicating and promoting their products. It provides health care providers a means to provide sampling and coupons without having to physically store samples on site, and it provides better access and affordability to the patients.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Form 10-K filed with the SEC as of and for the year ended December 31, 2013. In the opinion of management, all adjustments necessary for the financial statements to be not misleading for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Principles of Consolidation

The financial statements reflect the consolidated results of OptimizeRx Corporation (a Nevada corporation) and its wholly owned subsidiary OptimizeRx Corporation (a Michigan corporation). All material inter-company transactions have been eliminated in the consolidation.

Cash and Cash Equivalents

For purposes of the accompanying financial statements, the Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents.

F-4

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The fair value of cash, accounts receivable, prepaid expenses, patent rights, web development costs, accounts payable, accounts payable – related party, accrued expenses and deferred revenue approximates the carrying amount of these financial instruments due to their short-term nature. The fair value of long-term debt, which approximates its carrying value, is based on current rates at which the Company could borrow funds with similar remaining maturities.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the disclosure requirements around fair value establish a fair value hierarchy for valuation inputs which is expanded. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based upon significant observable inputs other than quoted prices included in Level 1, such as quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques. The Company’s stock options and warrants are valued using level 3 inputs.

The carrying value of the Company’s financial assets and liabilities which consist of cash and cash equivalents, accounts receivable, prepaid expenses, patent rights, web development costs, security deposit, accounts payable, accounts payable – related party, accrued expenses, revenue share payable and deferred revenue are valued using level 1 inputs. The Company believes that the recorded values approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimate and review the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues, which may impact the collectability of these receivables or reserve estimates. Bad debt expense was $0 for the three months ended March 31, 2014 and 2013. The allowance for doubtful accounts was $0 as of March 31, 2014 and December 31, 2013.

F-5

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

The capital assets are being depreciated over their estimated useful lives, three to seven years using the straight-line method of depreciation for book purposes.

Revenue Recognition and Revenue Share Expense

All revenue is recognized when it is earned. Revenues are generated either through the Company’s web-based activities, in which we earn revenue from advertising and lead generation activities, from our SampleMD activities by which we deliver eCoupons and eVouchers through a distribution network of ePrescribers and Electronic Health Record technology providers (channel partners), or from reselling services for other of our partners products that complement our business.

For our SampleMD business the company recognizes setup fees that are required for integrating client offerings and campaigns into the SampleMD content delivery system and network. Setup fees are recognized upon completion of the setup and launch of the client’s campaign within the SampleMD system. As the eCoupons and or eVouchers are distributed through the SampleMD platform and network of channel partners (a transaction), these transactions are recorded and revenue is recognized. Revenue for transactions can be realized as cost per distribution or cost per redemption depending on the client contract. Additionally, the company also recognizes revenue for providing program performance reporting and maintenance, either by the company directly delivering reports or by providing access to its online reporting portal that the client can utilize. These fees are administered monthly and recognized as recurring monthly revenue.

The company on occasion has also resold products and or services that are available through our channel partners, and that is complementary to our core businesses and client base. In these events net revenue is recognized as this is a commission based revenue split that the company recognizes.

Based on the volume of transactions that are delivered through our channel partner network, we provide a revenue share to compensate the partner for their promotion of the campaign through their network. Revenue shares are a negotiated percentage of the transaction fee depending upon if the revenue is generated through distributions and or redemptions and can also be specific to special considerations and campaigns. Traditionally, revenue share has been recognized between 25% and 50% of the transaction value.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions have been made in determining the depreciable lives of such assets and the allowance for doubtful accounts receivable. Actual results could differ from these estimates.

Concentration of Credit Risks

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts; however, amounts in excess of the federally insured limit may be at risk if the bank experiences financial difficulties.

F-6

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

The Company’s key members are part of a continual research development team and monitor new technologies, trends, services and partnerships that can provide the Company with additional services, value to healthcare and pharmaceutical industries and to the patients it serves.

The Company seeks to educate team members through understanding of all market dynamics that have the potential to affect the business both short term and longer term. The primary goal is to help patients better afford and access the medicines their doctor prescribes, as well as other healthcare products and services they need. Based on this, the Company continually seeks better ways to meet this mission through technology, better user experiences and new ways to engage industries to provide new support for patients needing their products. The Company is always seeking new services and solutions to offer. At this time, the three current platforms provide robust opportunities and growth during the next five years.

Earnings Per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of warrants outstanding using the treasury stock method and the average market price per share during the year. Options, warrants and convertible preferred stock which are common stock equivalents are included in the per share calculation for the three months ended March 31, 2014. They have not been included in the diluted earnings per share calculation for the year ended December 31, 2013 since their effect is anti-dilutive.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Recently Issued Accounting Guidance

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 – PREPAID EXPENSES

Prepaid expenses consisted of the following as of March 31, 2014 and December 31, 2013:

	2014	2013
Insurance	$6,756	$6,722
Rent	5,049	5,049
Total prepaid expenses	$11,805	$11,771

F-7

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 4 – PROPERTY AND EQUIPMENT

The Company owned equipment recorded at cost which consisted of the following as of March 31, 2014 and December 31, 2013:

	2014	2013
Computer equipment	$22,360	$22,360
Furniture and fixtures	11,088	11,088
Subtotal	33,448	33,448
Accumulated depreciation	(19,760)	(18,391)
Property and equipment, net	$13,688	$15,057

Depreciation expense was $1,369 and $1,407 for the three months ended March 31, 2014 and 2013, respectively.

NOTE 5 – WEB-BASED TECHNOLOGY

The Company has capitalized costs in developing their web-based technology, which consisted of the following as of March 31, 2014 and December 31, 2013:

	2014	2013
OptimizeRx web-based technology	$154,133	$154,133
SampleMD web-based technology	602,517	602,517
SampleMD 2.0 web-based technology	224,035	148,060
Subtotal, web-based technology	980,685	904,710
Accumulated amortization	(482,548)	(440,641)
Impairment	(59,083)	(59,083)
Web-based technology, net	$439,054	$404,986

Amortization is recorded using the straight-line method over a period of five years. The Company is currently developing enhanced SampleMD web-based technology and has capitalized $224,035, which was completed in March 2014. Accordingly, amortization has been recorded. Amortization expense for the web-based technology costs was $41,907 and $32,572 for the three months ended March 31, 2014 and 2013, respectively.

NOTE 6 – PATENT AND TRADEMARKS

On April 26, 2010, the Company acquired from an officer and shareholder the technical contributions and assignment of all exclusive rights to and for the SampleMD patent in exchange for 300,000 shares of common stock to be granted at the discretion of the seller in addition to 200,000 stock options valued at $360,000. The shares were valued on the grant date at $570,000 and have been recorded as a payable to the related party.

The Company has capitalized costs in purchasing and defending the SampleMD patent, which consisted of the following as of March 31, 2014 and December 31, 2013:

	2014	2013
Patent rights and intangible assets	$930,000	$930,000
Patent defense costs	111,707	87,993
New patents and trademarks	72,178	62,595
Accumulated amortization	(210,268)	(194,638)
Patent rights and intangible assets, net	$903,617	$885,950

F-8

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 6 – PATENT AND TRADEMARKS (CONTINUED)

The Company began amortizing the patent, using the straight-line method over the estimated useful life of 17 years, once it was put into service in July 2010. In 2013, the Company began incurring costs related to defense of the patent. These costs have been capitalized and will be amortized using the straight-line method over the remaining useful life of the original patent. Amortization expense was $15,630 and $14,132 for the three months ended March 31, 2014 and 2013, respectively.

NOTE 7 – ACCRUED EXPENSES

Accrued expenses consisted of the following at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
Audit fees	$0	$12,000
Payroll taxes	146,042	0
	$146,042	$12,000

NOTE 8 – DEFERRED REVENUE

The Company has signed several contracts with customers for either the distribution or redemption of coupons. The payments are not taken into revenue until either the coupon is distributed to a patient or the coupon has been redeemed depending on the specific contract. The distributions and redemptions are tracked by the Company’s administrative tool. Additionally, customer setup contracts that have been paid in full are deferred until the Company has completed the obligations of the contacts. Deferred revenue was $168,714 and $4,252 as of March 31, 2014 and December 31, 2013, respectively.

NOTE 9 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, the Company acquired from an officer and shareholder the technical contributions and assignment of all exclusive rights to and for the SampleMD patent currently in process in exchange for 300,000 shares of common stock to be granted at the discretion of the seller in addition to 200,000 stock options valued at $360,000. The shares were valued on the grant date at $570,000 and have been recorded as a payable to the related party.

NOTE 10 – COMMON STOCK

OptimizeRx Corporation has 500,000,000 shares of $.001 par value common stock authorized as of March 31, 2014. There were 23,168,337 and 14,773,496 common shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively.

On June 1, 2013, the Company entered into an amended consulting agreement with North Coast Advisors, Inc. for various services. The Company agreed to issue 20,000 shares of common stock as of the date of the contract. The Company also agreed to issue an additional 20,000 shares every six months in alignment with the agreement renewal up to the two years of the agreement. The first 40,000 shares were valued at the Company’s common stock price as of the date of the contract, which was $1.945/share and $1.50/share, respectively, and have been expensed. The Company has also issued an additional 10,000 shares for work beyond the original scope of the contract in February 2014 valued at $18,500.

F-9

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 10 – COMMON STOCK (CONTINUED)

On September 20, 2013, the Company entered into a separation agreement that includes post-employment consulting services with a former officer. The Company agreed to issue 500,000 shares of common stock, 250,000 shares immediately and 250,000 by January 1, 2014. The first 250,000 shares have been issued and the Company has recognized the entire issuance in the December 31, 2013 shares outstanding. The shares were valued at $505,000 and $116,538 of that amount remains as deferred stock compensation as of March 31, 2014. Stock-based compensation of $58,270 was recorded in connection with this agreement during the three months ended March 31, 2014.

On January 2, 2014 the Company executed an amendment to their securities redemption option agreement with Vicis Capital Master Fund that provides an option to purchase all of the outstanding shares and derivative securities held by Vicis for a total of $6,000,000. The term of the option is through March 31, 2014. The original agreement payment was for $9,000,000 and term was through December 30, 2013.

On March 17, 2014, the Company entered into a securities purchase agreement, pursuant to which the Company sold an aggregate of 8,333,333 shares of the Company’s common stock for $1.20 per share, or gross proceeds of $10,000,000.

Placement agents in the offering received commissions equal to approximately 9.7% of gross proceeds, for an aggregate commission of approximately $970,000, including reimbursements for their reasonable out of pocket expenses. Placement agents also received warrants to purchase up to 804,139 shares of the Company's common stock with an exercise price of $1.20 per share and a term of 5 years. The agent warrants also provide for piggy-back registration rights. The warrants were valued at $1,110,211 and have been recorded as equity issuance costs.

In addition to the warrants, the Company also issued 200,000 shares to three officers in connection with the equity raise. The stock was valued based on the fair market value on the grant date which was $378,000. The amount has been recorded as equity issuance costs.

The Company used the net proceeds of the offering to exercise the securities redemption option agreement, as amended, with Vicis Capital Master Fund that provides the Company with an option to purchase all of the outstanding shares and derivative securities held by Vicis for total payment of $6,000,000. The shares and derivative securities include the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Common Stock, and warrants to purchase shares of common stock held by Vicis in the Company. The balance of the net proceeds will be used for working capital purposes.

During the three months ended March 31, 2014, the Company granted 337,500 shares of common stock to two employees as bonuses valued at $570,375. As of March 31, 2014, only 50% of the shares had vested. The company recorded the remaining 50% as deferred stock-based compensation. Stock-based compensation related to these bonuses was $285,188 for the three months ended March 31, 2014. The remainder will be expensed once the other 50% of the shares have vested in August 2014.

On January 29, 2014, an officer exercised 500,000 stock warrants using the cashless exercise feature. In exchange for the 500,000 warrants, 410,348 shares of common stock were issued.

F-10

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 11 – PREFERRED STOCK

Series A Preferred

During the year ended December 31, 2008, 35 preferred shares were issued for $3,500,000. Issuance costs totaled $515,000 resulting in net proceeds of $2,985,000. The 35 shares were convertible to 3,500,000 shares of common stock and bore a 10% cumulative dividend. In addition, there was a warrant issued to purchase 6,000,000 shares of common stock at an exercise price of $2 for a period of seven years.

The Company had undeclared dividends that were due in February and September 2012 totaling $350,000 and undeclared dividends of $350,000 that were due in February and September 2013 for a total undeclared amount of $700,000 as of December 31, 2013.

All Series A preferred stock was repurchased as part of the securities buyout by the Company on March 17, 2014 and all undeclared dividends were cancelled. The related warrants were also purchased as part of the buyout.

Series B Preferred

During the year ended December 31, 2010, 15 preferred shares were issued for $1,500,000. The 15 shares were convertible to 1,000,000 shares of common stock and bore a 10% cumulative dividend. In addition, there was a warrant issued to purchase 3,000,000 shares of common stock at an exercise price of $3 for a period of seven years.

During the quarter ended September 30, 2011, 15 preferred shares were issued to an investor for $1,500,000. The 15 shares are convertible to 1,000,000 shares of common stock and bear a 10% cumulative dividend. In addition, there was a warrant issued to purchase 1,000,000 shares of common stock at an exercise price of $3 for a period of seven years.

The Company had undeclared dividends that were due in February and September 2012 totaling $150,000 and undeclared dividends of $150,000 that were due in February and September 2013 for a total undeclared amount of $300,000 as of December 31, 2013.

All Series B preferred stock was repurchased as part of the Vicis securities buyout by the Company on March 17, 2014 and all undeclared dividends were cancelled. The related warrants were also purchased as part of the buyout.

NOTE 12 – STOCK OPTIONS AND WARRANTS

The Company accounts for employee stock-based compensation in accordance with the guidance of ASC Topic 718: Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees. In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered.

F-11

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 12 – STOCK OPTIONS AND WARRANTS (CONTINUED)

During the quarter ended December 31, 2012, the Company issued 25,000 stock options to a non-employee at an exercise price of $1.58. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 200%, risk-free interest rate of 0.67% and expected life of 60 months. The total value of the options was $40,007. The options vested over 1 year. The Company recognized share-based compensation expense of $10,002 during the three months ended March 31, 2013. The remainder was expensed during the rest of 2013.

On October 30, 2013, the Company issued 50,000 stock options to six employees at an exercise price of $1.00. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 171%, risk-free interest rate of 1.30% and expected life of 60 months. The total value of the options was $46,322. The options vest over one year.  The Company recognized share-based compensation expense of $7,720 during the year ended December 31, 2013 and $11,581 during the three months ended March 31, 2014. The remaining balance will be recognized during the rest of 2014.

On November 8, 2013, the Company issued 75,000 stock options to two non-employees at an exercise price of $1.00. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 171%, risk-free interest rate of 1.42% and expected life of 60 months. The total value of the options was $70,961. The options vest over 1 year. The Company recognized share-based compensation expense of $11,827 and $17,740 during the three months ended December 31, 2013 and March 31, 2014, respectively. The remaining balance of $41,394 has been recorded as deferred stock compensation and will be recognized during the rest of 2014.

During the quarter ended March 31, 2014, the Company issued 267,500 stock options to five employees at exercise prices of $1.54 and $1.82. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 172%, risk-free interest rates of 1.58% and 1.46% and expected life of 60 months. The total value of the options was $423,712. The options vest over one year. The Company recognized share-based compensation expense of $24,654 during the three months ended March 31, 2014. The remaining balance will be recognized during 2014 and 2015.

During the quarter ended March 31, 2014, the Company issued 10,000 stock options to a non-employee at exercise price of $1.85. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 171%, risk-free interest rates of 1.64% and expected life of 60 months. The total value of the options was $16,935. The options vest over six months. The Company recognized share-based compensation expense of $5,645 during the three months ended March 31, 2014. The remaining balance will be recognized during 2014.

On March 17, 2014, the Company issued 804,139 warrants to two companies at an exercise price of $1.20. The warrants were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 172%, risk-free interest rate of 1.58% and expected life of 60 months. The Company recognized $1,110,211 during the three months ended March 31, 2014 as equity issuance costs related to these warrants.

F-12

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 12 – STOCK OPTIONS AND WARRANTS (CONTINUED)

The Company had the following options outstanding as of March 31, 2014:

	Number of Options	Weighted average exercise price
Outstanding, January 1, 2013	1,276,100	$0.97
Granted – 2013	2,125,000	1.00
Exercised – 2013	0	0
Expired – 2013	(2,271,100)	(1.00)
Balance, December 31, 2013	1,130,000	0.97
Granted – 2014	277,500	1.75
Exercised – 2014	0	0
Expired – 2014	0	0
Balance, March 31, 2014	1,407,500	$1.12

The Company had the following warrants outstanding as of March 31, 2014:

	Number of Warrants	Weighted average exercise price
Outstanding, January 1, 2013	12,277,000	$2.25
Granted – 2013	0	0
Exercised – 2013	0	0
Expired – 2013	(527,000)	(1.73)
Balance, December 31, 2013	11,750,000	2.27
Granted – 2014	804,139	1.20
Exercised – 2014	(500,000)	(0.35)
Cancelled – 2014	(10,000,000)	(2.40)
Expired – 2014	0	0
Balance, March 31, 2014	2,054,139	$1.70

NOTE 13 – OPERATING LEASES

The Company signed a lease for new office space on December 1, 2011 at an approximate rent of $5,000 per month. The new offices are in Rochester, Michigan. The lease is for three years with an option to renew for an additional two years at approximately $5,200 per month with six months advance notice to exercise the option. Minimum annual rent is as follows for the initial term of the lease:

Year ended December 31, 2014	$55,542
Total lease commitment	$55,542

NOTE 14 – MAJOR CUSTOMERS

The Company had three major customers that accounted for 44% and three major customers that accounted for 72% of the Company’s revenues for the three months ended March 31, 2014 and 2013, respectively. The Company expects to continue to maintain these relationships with the customers.

F-13

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 15 – INCOME TAXES

For the three months ended March 31, 2014, the Company incurred net loss of approximately $653,000 and therefore has no tax liability. The Company began operations in 2007 and has previous net operating loss carry-forwards of approximately $13,718,000 through December 31, 2013. The cumulative loss of approximately $14,371,000 will be carried forward and can be used through the year 2033 to offset future taxable income. In the future, the cumulative net operating loss carry-forward for income tax purposes may differ from the cumulative financial statement loss due to timing differences between book and tax reporting.

The provision for Federal income tax consists of the following for the three months ended March 31, 2014 and 2013:

	2014	2013
Federal income tax benefit attributable to:
Current operations	$222,000	$36,000
Valuation allowance	(222,000)	(36,000)
Net provision for federal income tax	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of March 31, 2014 and December 31, 2013:

	2014	2013
Deferred tax asset attributable to:
Net operating loss carryover	$4,996,000	$4,774,000
Valuation allowance	(4,996,000)	(4,774,000)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $14,371,000 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 16 – OPERATING EXPENSES

Operating expenses consisted of the following for the three months ended March 31, 2014 and 2013, respectively:

	Three months ended March 31,
	2014	2013
Advertising	$29,600	$3,340
Professional fees	92,553	53,098
Consulting	15,814	20,407
Salaries, wages and benefits	349,096	375,071
Rent	15,148	15,148
Depreciation and amortization	58,906	48,111
Settlement expense	400,000	0
Stock-based compensation	421,577	0
General and administrative	89,264	218,794
Total Operating Expenses	$1,471,958	$733,969

F-14

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 17 – RESTATEMENT

During the quarter ended December 31, 2013, the Company corrected an accounting error related to revenue share expenses. The Company will accrue the expense for amounts due, versus when they are paid, for proper matching. The revenue share expense will now reflect the expense associated with the revenue from that particular quarter and year end. The Company will restate quarters 1 - 3 of 2013 as the 2014 quarterly statements are prepared. The full impact of the restatement is reflected in the December 31, 2013 balance sheet.

The restated Consolidated Balance Sheet, Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the three months ended March 31, 2013 is as follows:

Three months ended March 31, 2013
Financial Statement	Line Item	Corrected	Previously Stated
Income statement	Revenue share expense	$159,815	$40,203
Income statement	Loss from operations	$(224,494)	$(104,882)
Income statement	Loss before provision for income taxes	$(224,438)	$(104,826)
Income statement	Net loss	$(224,438)	$(104,826)
Statement of cash flows	Net loss	$(224,438)	$(104,826)
Statement of cash flows	Increase in revenue share payable	$119,612	$0

NOTE 18 – LAWSUIT SETTLEMENT

On November 5, 2012, LDM Group, LLC (“LDM”) commenced an action against the Company in the United States District Court for the Eastern District of Missouri, Eastern Division. The complaint alleged that OptimizeRx infringed on a patent issued on February 21, 2012 in favor of LDM. LDM alleged that its patent is an invention of a method for making available targeted content to a prescription medication patient while the patient is still in the physician’s office. According to LDM, the Company’s Integrated SampleMD uses systems and methods that perform the elements of the LDM patent and, therefore, infringes on its patent.  On February 25, 2013, a Settlement and Patent License Agreement was reached with LDM, and LDM subsequently dismissed the lawsuit with prejudice.  On April 23, 2013, however, LDM reinstituted the patent infringement action in the United States District Court for the Eastern District of Missouri, Eastern Division claiming that OptimizeRx breached the Settlement and Patent License Agreement. The Company continued to vigorously defend the OptimizeRx technology, preparing for litigation, depositions and patent protection while also positioning for legal actions against LDM. On February 28, 2014, a Settlement Agreement was reached with LDM, and the judge dismissed the case with prejudice on March 18, 2014. Per the terms of the settlement agreement, the Company paid a one-time fee of $400,000 and will pay LDM the greater of $0.37 per patient discount distributed by OptimizeRx or 10% of the total revenue earned by OptimizeRx for distribution and redemption of all patent discounts. This amount was included in operating expenses in the consolidated statement of operations for the three months ended March 31, 2014.

NOTE 19 – SUBSEQUENT EVENTS

On May 12, 2014, the Company hired a new CFO. Per the terms of the employment agreement, the CFO will earn a salary of $125,000 per year and was granted 100,000 stock options as a signing bonus.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to March 31, 2014 through the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described above.

F-15

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

OptimizeRx Corporation

Rochester, Michigan

We have audited the accompanying consolidated balance sheets of OptimizeRx Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OptimizeRx Corporation, as of December 31, 2013 and 2012 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

March 20, 2014

F-16

OPTIMIZERx CORPORATION

Consolidated Balance Sheet as of

December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
ASSETS		(restated)
Current Assets
Cash and cash equivalents	$1,118,243	$284,263
Accounts receivable	1,566,964	616,798
Prepaid expenses	11,771	68,158
Total Current Assets	2,696,978	969,219
Property and equipment, net	15,057	20,685
Other Assets
Patent rights, net	885,950	793,236
Web development costs, net	404,986	387,215
Security deposit	5,049	5,049
Total Other Assets	1,295,985	1,185,500
TOTAL ASSETS	$4,008,020	$2,175,404
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$188,739	$54,693
Accounts payable - related party	570,000	570,000
Accrued expenses	12,000	6,000
Revenue share payable	1,193,661	90,577
Deferred revenue	4,252	49,252
Total Liabilities	1,968,652	770,522
Stockholders' Equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, 65 shares issued and outstanding	-0-	-0-
Common stock, $.001 par value, 500,000,000 shares authorized, 14,773,496 and 14,232,496 shares issued and outstanding	14,773	14,232
Stock warrants	18,148,049	20,058,051
Additional paid-in-capital	8,726,708	6,164,666
Deferred stock compensation	(233,942)	-0-
Accumulated deficit	(24,616,220)	(24,832,067)
Total Stockholders' Equity	2,039,368	1,404,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,008,020	$2,175,404

The accompanying notes are an integral part of these financial statements.

F-17

OPTIMIZERx CORPORATION

Consolidated Statements of Operations for the Years

Ended December 31, 2013 and 2012

	For the year ended December 31, 2013	For the year ended December 31, 2012
		(restated)
NET REVENUE	$4,957,016	$1,989,086
REVENUE SHARE EXPENSE	1,767,425	115,360
GROSS MARGIN	3,189,591	1,873,726
EXPENSES
Operating expenses (See Note 17)	2,973,990	2,328,648
INCOME (LOSS) FROM OPERATIONS	215,601	(454,922)
OTHER INCOME (EXPENSE)
Interest income	246	469
Interest expense	-0-	(100)
TOTAL OTHER INCOME (EXPENSE)	246	369
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	215,847	(454,553)
PROVISION FOR INCOME TAXES	-0-	-0-
NET INCOME (LOSS)	$215,847	$(454,553)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC	14,388,017	14,211,455
NET INCOME (LOSS) PER SHARE: BASIC	$0.02	$(0.03)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: DILUTED	14,713,017	14,211,455
NET INCOME (LOSS) PER SHARE: DILUTED	$0.01	$(0.03)

The accompanying notes are an integral part of these financial statements.

F-18

OPTIMIZERx CORPORATION

Consolidated Statement of Stockholders’ Equity as of

December 31, 2013

	Preferred Stock		Common Stock		Stock	Additional Paid-in	Deferred Stock	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Warrants	Capital	Compensation	Deficit	Equity
Balance, January 1, 2012	65	$-0-	14,192,496	$14,192	$20,826,934	$5,125,558	$-0-	$(24,377,514)	$1,589,170
Issuance of stock options:
to employees	150,367	150,367
for consulting	75,098	75,098
Issuance of common stock:
for services	40,000	40	44,760	44,800
Reclassification for options previously recorded as warrants	(768,883)	768,883	-0-
Net loss for the year (restated)	(454,553)	(454,553)
Balance, December 31, 2012 (restated)	65	$-0-	14,232,496	$14,232	20,058,051	$6,164,666	$-0-	$(24,832,067)	$1,404,882
Issuance of stock options:
to employees	7,720	7,720
for consulting	70,961	(59,134)	11,827
Issuance of common stock:
for services	40,000	40	68,860	68,900
for employment severance	500,000	500	504,500	(505,000)	-0-
for correction of prior issue	1,000	1	(1)	-0-
Reclassify expired warrants	(1,910,002)	1,910,002	-0-
Expense consulting services	330,192	330,192
Net income for the period	215,847	215,847
Balance, December 31, 2013	65	$-0-	14,773,496	$14,773	$18,148,049	$8,726,708	$(233,942)	$(24,616,220)	$2,039,368

 The accompanying notes are an integral part of these financial statements.

F-19

OPTIMIZERx CORPORATION

Consolidated Statements of Cash Flows for the Years

Ended December 31, 2013 and 2012

	For the year ended December 31, 2013	For the year ended December 31, 2012
		(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) for the period	$215,847	$(454,553)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	193,791	187,104
Stock issued for services	-0-	49,618
Stock options issued for services	19,547	40,007
Stock-based compensation	399,092	180,640
Bad debt expense	-0-	6,923
Changes in:
Accounts receivable	(950,166)	(151,851)
Prepaid expenses	56,387	50,874
Accounts payable	134,046	(282,019)
Revenue share payable	1,103,084	90,577
Accrued expenses	6,000	(60,000)
Deferred revenue	(45,000)	(281,353)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,132,628	(624,033)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-0-	(2,230)
Patent rights	(150,588)	-0-
Web development costs	(148,060)	(48,640)
NET CASH USED IN INVESTING ACTIVITIES	(298,648)	(50,870)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	833,980	(674,903)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	284,263	959,166
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,118,243	$284,263
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-0-	$-0-
Cash paid for income taxes	$-0-	$-0-
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for future services	$233,942	$-0-

 The accompanying notes are an integral part of these financial statements.

F-20

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 1 – NATURE OF BUSINESS

Optimizer Systems, LLC was formed in the State of Michigan on January 31, 2006. It then became a corporation in the State of Michigan on October 22, 2007 and changed its name to OptimizeRx Corporation. On April 14, 2008, RFID, Ltd., a Colorado corporation, consummated a reverse merger by entering into a share exchange agreement with the stockholders of OptimizeRx Corporation, pursuant to which the stockholders of OptimizeRx Corporation exchanged all of the issued and outstanding capital stock of OptimizeRx Corporation for 1,256,958 shares of common stock of RFID, Ltd., representing 100% of the outstanding capital stock of RFID, Ltd. As of April 30, 2008, RFID’s officers and directors resigned their positions and RFID changed its business to OptimizeRx’s business. On April 15, 2008, RFID, Ltd.’s corporate name was changed to OptimizeRx Corporation. On September 4, 2008, a migratory merger was completed, thereby changing the state of incorporation from Colorado to Nevada, resulting in the current corporate structure, in which OptimizeRx Corporation, a Nevada corporation, is the parent corporation, and OptimizeRx Corporation, a Michigan corporation, is a wholly-owned subsidiary (together, "OptimizeRx" and "the Company").

The wholly-owned subsidiary, OptimizeRx Corporation, is a technology solutions company targeting the health care industry. Their objective is to bring better access to better care through connecting patients, physicians and pharmaceutical manufacturers through technology. Once defined as a marketing and advertising company through its consumer website, OptimizeRx is maturing as a technology solutions provider as it launched its direct to physician solution, SampleMD. SampleMD allows physicians to search, print and send available sample trial vouchers and/or co-pay coupons on behalf of their patients. The SampleMD solution can either sit on the doctor’s desktop or can be integrated into the ePrescribing or Electronic Medical Records applications. OptimizeRx solutions provide pharmaceutical manufacturers either a direct to consumer and/or direct to physician channels for communicating and promoting their products. It provides health care providers a means to provide sampling and coupons without having to physically store samples on site, and it provides better access and affordability to the patients.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Principles of Consolidation

The financial statements reflect the consolidated results of OptimizeRx Corporation (a Nevada corporation) and its wholly owned subsidiary OptimizeRx Corporation (a Michigan corporation). All material inter-company transactions have been eliminated in the consolidation.

Cash and Cash Equivalents

For purposes of the accompanying financial statements, the Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents.

F-21

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The fair value of cash, accounts receivable, prepaid expenses, patent rights, web development costs, accounts payable, accounts payable – related party, accrued expenses and deferred revenue approximates the carrying amount of these financial instruments due to their short-term nature. The fair value of long-term debt, which approximates its carrying value, is based on current rates at which the Company could borrow funds with similar remaining maturities.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the disclosure requirements around fair value establish a fair value hierarchy for valuation inputs which is expanded. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based upon significant observable inputs other than quoted prices included in Level 1, such as quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques. The Company’s stock options and warrants are valued using level 3 inputs.

The carrying value of the Company’s financial assets and liabilities which consist of cash, accounts receivable, prepaid expenses, patent rights, web development costs, accounts payable, accounts payable – related party, accrued expenses and deferred revenue are valued using level 1 inputs. The Company believes that the recorded values approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimate and review the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues, which may impact the collectability of these receivables or reserve estimates. Bad debt expense was $0 and $6,923 for the years ended December 31, 2013 and 2012, respectively. The allowance for doubtful accounts was $0 as of December 31, 2013 and 2012.

F-22

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

The capital assets are being depreciated over their estimated useful lives, three to seven years using the straight-line method of depreciation for book purposes.

Revenue Recognition and Revenue Share Expense

All revenue is recognized when it is earned. Revenues are generated either through the Company’s web-based activities, in which we earn revenue from advertising and lead generation activities, from our SampleMD activities by which we deliver eCoupons and eVouchers through a distribution network of ePrescribers and Electronic Health Record technology providers (channel partners), or from reselling services for other of our partners products that complement our business.

For our SampleMD business the company recognizes setup fees that are required for integrating client offerings and campaigns into the SampleMD content delivery system and network. Setup fees are recognized upon completion of the setup and launch of the client’s campaign within the SampleMD system. As the eCoupons and or eVouchers are distributed through the SampleMD platform and network of channel partners (a transaction), these transactions are recorded and revenue is recognized. Revenue for transactions can be realized as cost per distribution or cost per redemption depending on the client contract. Additionally, the company also recognizes revenue for providing program performance reporting and maintenance, either by the company directly delivering reports or by providing access to its online reporting portal that the client can utilize. These fees are administered monthly and recognized as recurring monthly revenue.

The company on occasion has also resold products and or services that are available through our channel partners, and that is complementary to our core businesses and client base. In these events net revenue is recognized as this is a commission based revenue split that the company recognizes.

Based on the volume of transactions that are delivered through our channel partner network, we provide a revenue share to compensate the partner for their promotion of the campaign. Revenue shares are a negotiated percentage of the transaction fee depending upon if the revenue is generated through distributions and or redemptions and can also be specific to special considerations and campaigns. Traditionally, revenue share has been recognized between 25% and 50% of the transaction value. See Note 18.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions have been made in determining the depreciable lives of such assets and the allowance for doubtful accounts receivable. Actual results could differ from these estimates.

Concentration of Credit Risks

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts; however, amounts in excess of the federally insured limit may be at risk if the bank experiences financial difficulties.

F-23

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

The Company’s key members are part of a continual research development team and monitor new technologies, trends, services and partnerships that can provide the Company with additional services, value to healthcare and pharmaceutical industries and to the patients it serves.

The Company seeks to educate team members through understanding of all market dynamics that have the potential to affect the business both short term and longer term. The primary goal is to help patients better afford and access the medicines their doctor prescribes, as well as other healthcare products and services they need. Based on this, the Company continually seeks better ways to meet this mission through technology, better user experiences and new ways to engage industries to provide new support for patients needing their products. The Company is always seeking new services and solutions to offer. At this time, the three current platforms provide robust opportunities and growth during the next five years.

Earnings Per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of warrants outstanding using the treasury stock method and the average market price per share during the year. Options, warrants and convertible preferred stock which are common stock equivalents are included in the diluted earnings per share calculation for the year ended December 31, 2013. They have not been included in the diluted earnings per share calculation for the year ended December 31, 2012 since their effect is anti-dilutive.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Recently Issued Accounting Guidance

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 – PREPAID EXPENSES

Prepaid expenses consisted of the following as of December 31, 2013 and 2012:

	2013	2012
Insurance	$6,722	$6,437
Rent	5,049	5,049
Consulting	0	31,672
Legal	0	25,000
Total prepaid expenses	$11,771	$68,158

F-24

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 4 – PROPERTY AND EQUIPMENT

The Company owned equipment recorded at cost which consisted of the following as of December 31, 2013 and 2012:

	2013	2012
Computer equipment	$22,360	$22,360
Furniture and fixtures	11,088	11,088
Subtotal	33,448	33,448
Accumulated depreciation	(18,391)	(12,763)
Property and equipment, net	$15,057	$20,685

Depreciation expense was $5,628 and $5,476 for the years ended December 31, 2013 and 2012, respectively.

NOTE 5 – WEB-BASED TECHNOLOGY

The Company has capitalized costs in developing their web-based technology, which consisted of the following as of December 31, 2013 and 2012:

	2013	2012
OptimizeRx web-based technology	$154,133	$154,133
SampleMD web-based technology	602,517	602,517
SampleMD 2.0 web-based technology	148,060	0
Subtotal, web-based technology	904,710	756,650
Accumulated amortization	(440,641)	(310,352)
Impairment	(59,083)	(59,083)
Web-based technology, net	$404,986	$387,215

Amortization is recorded using the straight-line method over a period of five years. The Company is currently developing enhanced SampleMD web-based technology and has capitalized $148,060. The development is currently in process. It was not completed at December 31, 2013. Accordingly, no amortization has been recorded. The development is expected to be completed in 2014. Amortization expense for the web-based technology costs was $130,289 and $126,923 for the years ended December 31, 2013 and 2012, respectively.

NOTE 6 – PATENT AND TRADEMARKS

On April 26, 2010, the Company acquired from an officer and shareholder the technical contributions and assignment of all exclusive rights to and for the SampleMD patent in exchange for 300,000 shares of common stock to be granted at the discretion of the seller in addition to 200,000 stock options valued at $360,000. The shares were valued on the grant date at $570,000 and have been recorded as a payable to the related party.

The Company has capitalized costs in purchasing and defending the SampleMD patent, which consisted of the following as of December 31, 2013 and 2012:

	2013	2012
Patent rights and intangible assets	$930,000	$930,000
Patent defense costs	87,993	0
New patents and trademarks	62,595	0
Accumulated amortization	(194,638)	(136,764)
Patent rights and intangible assets, net	$885,950	$793,236

F-25

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 6 – PATENT AND TRADEMARKS (CONTINUED)

The Company began amortizing the patent, using the straight-line method over the estimated useful life of 17 years, once it was put into service in July 2010. In 2013, the Company began incurring costs related to defense of the patent. These costs have been capitalized and will be amortized using the straight-line method over the remaining useful life of the original patent. Amortization expense was $57,874 and $54,705 for the years ended December 31, 2013 and 2012, respectively.

NOTE 7 – ACCRUED EXPENSES

Accrued expenses at December 31, 2013 and 2012 consisted of amounts owed to the Company’s outside independent auditors for services rendered for periods reported on in these financial statements.

NOTE 8 – DEFERRED REVENUE

The Company has signed several contracts with customers for either the distribution or redemption of coupons. The payments are not taken into revenue until either the coupon is distributed to a patient or the coupon has been redeemed depending on the specific contract. The distributions and redemptions are tracked by the Company’s administrative tool. Additionally, customer setup contracts that have been paid in full are deferred until the Company has completed the obligations of the contacts. Deferred revenue was $4,252 and $49,252 as of December 31, 2013 and 2012, respectively.

NOTE 9 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, the Company acquired from an officer and shareholder the technical contributions and assignment of all exclusive rights to and for the SampleMD patent currently in process in exchange for 300,000 shares of common stock to be granted at the discretion of the seller in addition to 200,000 stock options valued at $360,000. The shares were valued on the grant date at $570,000 and have been recorded as a payable to the related party.

NOTE 10 – COMMON STOCK

OptimizeRx Corporation has 500,000,000 shares of $.001 par value common stock authorized as of December 31, 2013. There were 14,773,496 and 14,232,496 common shares issued and outstanding at December 31, 2013 and 2012, respectively.

On June 1, 2012, the Company entered into a consulting agreement with North Coast Advisors, Inc. for various services. The Company agreed to issue 40,000 shares of common stock as of the date of the contract. However, these shares were not issued until July 12, 2012. The Company also agreed to issue an additional 40,000 shares every six months in alignment with the agreement renewal up to the two years of the agreement. The first 40,000 shares were valued at the Company’s common stock price as of the date of the contract, which was $1.12/share and has been expensed. No additional shares were issued and the agreement was voided and replaced by a new agreement as noted below.

On June 1, 2013, the Company entered into a consulting agreement with North Coast Advisors, Inc. for various services. The Company agreed to issue 20,000 shares of common stock as of the date of the contract. The Company also agreed to issue an additional 20,000 shares every six months in alignment with the agreement renewal up to the two years of the agreement. The first 20,000 shares were valued at the Company’s common stock closing price as of the date of the contract, which was $1.945/share; and the second 20,000 shares were valued at the Company’s common stock closing price of $1.50/share on the date of issuance, and have been expensed.

F-26

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 10 – COMMON STOCK (CONTINUED)

On September 20, 2013, the Company entered into a separation agreement that includes post-employment consulting services with a former officer. The Company agreed to issue 500,000 shares of common stock, 250,000 shares immediately and 250,000 by January 1, 2014. The first 250,000 shares have been issued and the Company has recognized the entire issuance in the December 31, 2013 shares outstanding. The shares were valued at $505,000 and $174,808 of that amount remains as deferred stock compensation as of December 31, 2013.

NOTE 11 – PREFERRED STOCK

Series A Preferred

During the year ended December 31, 2008, 35 preferred shares were issued for $3,500,000. Issuance costs totaled $515,000 resulting in net proceeds of $2,985,000. The 35 shares are convertible to 3,500,000 shares of common stock and bear a 10% cumulative dividend. In addition, there was a warrant issued to purchase 6,000,000 shares of common stock at an exercise price of $2 for a period of seven years.

The holders of the preferred stock are entitled to semi-annual dividends payable on the stated value of the Series A preferred stock at a rate of 10% per annum, which shall be cumulative, and accrue daily from the issuance date. The dividends may be paid in cash or shares of the Company's common stock at management’s discretion. If after the conversion eligibility date, the market price for the common stock for any ten consecutive trading days in which the stock trades for over $2 per share and trading exceeds 100,000 shares per day, the preferred shareholders can be required to convert their shares to common stock. Each share of Series A preferred stock shall also be convertible at the option of the holder into that number of shares of common stock of the Company at the stated value of such share at a $1 conversion price.

The holder may cause this conversion at the time the shares are eligible for resale by the holder. The conversion price is subject to adjustment as hereinafter provided, at any time, or from time to time upon the terms and in the manner hereinafter set forth in the shareholder agreement. There is no conversion expiration date, however, the holder must provide 30 days notice for the registration of the conversion.

On May 12, 2010, the Company’s Board declared and issued 236,598 common shares as payment for all cumulative and current semi-annual dividends. On November 16, 2010, the Company’s Board declared and issued 173,922 common shares for its semi-annual dividend payment. On March 25, 2011, the Company’s Board declared and issued 176,768 common shares for its semi-annual dividend payment. On September 21, 2011, the Company's Board declared and issued 156,306 common shares for its semi-annual dividend payment. The Company has undeclared dividends that were due in February and September 2012 totaling $350,000 and undeclared dividends of $350,000 that were due in February and September 2013 for a total undeclared amount of $700,000 as of December 31, 2013.

F-27

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 – PREFERRED STOCK (CONTINUED)

Series B Preferred

During the year ended December 31, 2010, 15 preferred shares were issued for $1,500,000. The 15 shares are convertible to 1,000,000 shares of common stock and bear a 10% cumulative dividend. In addition, there was a warrant issued to purchase 3,000,000 shares of common stock at an exercise price of $3 for a period of seven years.

The preferred stock was issued for $1,500,000 less associated issuance costs of $350,000 for net proceeds of $1,150,000. Additionally, 3,000,000 common stock warrants were issued with the preferred stock. Based on the fair values of the preferred stock and common stock warrants on the issue date, $341,100 was allocated to preferred stock and $1,158,900 was allocated to the common stock warrants. Equity issuance costs of $350,000 were allocated to the preferred stock.

During the quarter ended September 30, 2011, 15 preferred shares were issued to an investor for $1,500,000. The 15 shares are convertible to 1,000,000 shares of common stock and bear a 10% cumulative dividend. In addition, there was a warrant issued to purchase 1,000,000 shares of common stock at an exercise price of $3 for a period of seven years. Based on the fair values of the preferred stock and common stock warrants on the issue date, $855,460 was allocated to preferred stock and $644,540 was allocated to the common stock warrants. See Note 12.

The holders of the preferred stock are entitled to semi-annual dividends payable on the stated value of the Series B preferred stock at a rate of 10% per annum, which shall be cumulative, and accrue daily from the issuance date. The dividends may be paid in cash or shares of the Company's common stock at management’s discretion. If after the conversion eligibility date, the market price for the common stock for any ten consecutive trading days in which the stock trades for over $2 per share and trading exceeds 100,000 shares per day, the preferred shareholders can be required to convert their shares to common stock. Each share of Series B preferred stock shall also be convertible at the option of the holder into that number of shares of common stock of the Company at the stated value of such share at a $1.50 conversion price.

The holder may cause this conversion at the time the shares are eligible for resale by the holder. The conversion price is subject to adjustment as hereinafter provided, at any time, or from time to time upon the terms and in the manner hereinafter set forth in the shareholder agreement.

On March 25, 2011, the Company’s Board declared and issued 75,758 common shares for its semi-annual dividend payment. On September 21, 2011, the Company's Board declared and issued 66,988 common shares for its semi-annual dividend payment. The Company has undeclared dividends that were due in February and September 2012 totaling $150,000 and undeclared dividends of $150,000 that were due in February and September 2013 for a total undeclared amount of $300,000 as of December 31, 2013.

NOTE 12 – STOCK OPTIONS AND WARRANTS

The Company accounts for employee stock-based compensation in accordance with the guidance of ASC Topic 718: Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

F-28

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 12 – STOCK OPTIONS AND WARRANTS (CONTINUED)

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees. In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered.

On May 31, 2011, the Company issued 285,000 stock options to 3 employees at an exercise price of $1.00. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 218%, risk-free interest rate of 1.68% and expected life of 60 months. The total value of the options was $320,585. The options vest over one year. The Company recognized share-based compensation expense of $187,005 during the year ended December 31, 2011. The remaining balance of $133,580 was recognized over the first five months of 2012.

During the quarter ended December 31, 2011, the Company issued 20,000 stock options to 2 employees at an exercise price of $1.00. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 204-205%, risk-free interest rate of 0.88-0.93% and expected life of 60 months. The total value of the options was $19,270. The options vest over one year.  The Company recognized share-based compensation expense of $2,480 and $16,790 during the years ended December 31, 2012 and 2011, respectively.

On November 21, 2011, the Company issued 100,000 stock options to an individual at an exercise price of $0.73. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 205%, risk-free interest rate of 0.92% and expected life of 60 months. The Company recognized expenses of $91,811 and $8,346 during the years ended December 31, 2012 and 2011, respectively.

During the quarter ended March 31, 2012, the Company issued 50,000 stock options to 4 non-employees at an exercise price of $0.89. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 198%, risk-free interest rate of 0.65% and expected life of 48 months. The total value of the options was $35,091. The options vest over 4 months. The Company recognized share-based compensation expense of $35,091 during the six months ended June 30, 2012.

During the quarter ended December 31, 2012, the Company issued 25,000 stock options to a non-employee at an exercise price of $1.58. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 200%, risk-free interest rate of 0.67% and expected life of 60 months. The total value of the options was $40,007. The options vest over 1 year. The Company recognized share-based compensation expense of $31,672 and $8,335 during the years ended December 31, 2013 and 2012, respectively.

On October 30, 2013, the Company issued 50,000 stock options to 6 employees at an exercise price of $1.00. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 171%, risk-free interest rate of 1.30% and expected life of 60 months. The total value of the options was $46,322. The options vest over one year.  The Company recognized share-based compensation expense of $7,720 during the year ended December 31, 2013. The remaining balance will be recognized during 2014.

F-29

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 12 – STOCK OPTIONS AND WARRANTS (CONTINUED)

On November 8, 2013, the Company issued 75,000 stock options to 2 non-employees at an exercise price of $1.00. The options were valued on the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 171%, risk-free interest rate of 1.42% and expected life of 60 months. The total value of the options was $70,961. The options vest over 1 year. The Company recognized share-based compensation expense of $11,827 during the three months ended December 31, 2013. The remaining balance of $59,134 has been recorded as deferred stock compensation and will be recognized during 2014.

The Company had the following options outstanding as of December 31, 2013:

	Number of Options	Weighted average exercise price
Outstanding, January 1, 2012	405,000	$1.01
Granted - 2012	75,000	1.17
Exercised - 2012	0	0
Expired – 2012	(455,000)	(.98)
Balance, December 31, 2012	25,000	1.58
Granted – 2013	125,000	1.00
Exercised – 2013	0	0
Expired – 2013	(25,000)	(1.58)
Balance, December 31, 2013	125,000	$1.00

The Company had the following warrants outstanding as of December 31, 2013:

	Number of Warrants	Weighted average exercise price
Outstanding, January 1, 2012	14,344,434	$2.41
Granted - 2012	0	0
Exercised - 2012	0	0
Expired - 2012	0	0
Balance, December 31, 2012	14,344,434	2.41
Granted - 2013	0	0
Exercised - 2013	0	0
Expired - 2013	(686,100)	(2.71)
Balance, December 31, 2013	13,658,334	$2.44

NOTE 13 – OPERATING LEASES

The Company signed a lease for new office space on December 1, 2011 at an approximate rent of $5,000 per month. The new offices are in Rochester, Michigan. The lease is for three years with an option to renew for an additional two years at approximately $5,200 per month with six months advance notice to exercise the option. Minimum annual rent is as follows for the initial term of the lease:

Year ended December 31, 2014	$55,542
Total lease commitment	$55,542

F-30

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 14 – MAJOR CUSTOMERS

The Company had two major customers that accounted for 58% and two major customers that accounted for 52% of the Company’s revenues for the years ended December 31, 2013 and 2012, respectively. The Company expects to continue to maintain these relationships with the customers.

NOTE 15 – INCOME TAXES

For the year ended December 31, 2013, the Company incurred net income of approximately $216,000 but has no tax liability. The Company began operations in 2007 and has previous net operating loss carry-forwards of approximately $13,934,000 through December 31, 2012. The cumulative loss of approximately $13,718,000 will be carried forward and can be used through the year 2033 to offset future taxable income. In the future, the cumulative net operating loss carry-forward for income tax purposes may differ from the cumulative financial statement loss due to timing differences between book and tax reporting.

The provision for Federal income tax consists of the following for the years ended December 31, 2013 and 2012:

	2013	2012
Federal income tax (expense) benefit attributable to:
Current operations	$(73,000)	$155,000
Valuation allowance	73,000	(155,000)
Net provision for federal income tax	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of December 31, 2013 and 2012:

	2013	2012
Deferred tax asset attributable to:
Net operating loss carryover	$4,665,000	$4,738,000
Valuation allowance	(4,665,000)	(4,738,000)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $13,718,000 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 16 – CONTINGENT LIABILITY

On January 14, 2013, the Company hired a new CEO. The employment agreement required annual compensation of $175,000 that was to be accrued and deferred until at least January 1, 2014. Additionally, the agreement required the issuance of 2,000,000 options with an exercise price of $1.00 for a term of five years. The options were not exercisable until at least January 1, 2014, and were only exercisable after reaching certain financial terms and conditions. Due to these restrictions, no accrual was made for the issuance of these options.

On September 20, 2013, the Company entered into a separation agreement with the CEO. As part of the terms of the separation agreement, the accrued compensation up to the date of separation was paid and the options were terminated.

F-31

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 17 – OPERATING EXPENSES

Operating expenses consisted of the following for the years ended December 31, 2013 and 2012, respectively:

	Years ended December 31,	Years ended December 31,
	2013	2012
Advertising	$47,105	$57,218
Professional fees	552,824	263,396
Consulting	100,077	19,148
Salaries, wages and benefits	1,319,712	1,184,367
Rent	60,592	62,362
Depreciation and amortization	193,971	187,104
Stock-based compensation	411,412	285,605
General and administrative	288,297	269,448
Total Operating Expenses	$2,973,990	$2,328,648

NOTE 18 – RESTATEMENT

During the quarter ended December 31, 2013, the Company corrected an accounting error related to revenue share expenses. The Company will accrue the expense for amounts due, versus when they are paid, for proper matching. The revenue share expense was not properly accrued at the end of 2012 or at the end of each 2013 quarter

The restated Consolidated Balance Sheet, Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the year ended December 31, 2012 is as follows:

Year ended December 31, 2012
Financial Statement	Line Item	Corrected	Previously Stated
Balance sheet	Revenue share payable	$90,577	$0
Income statement	Revenue share expense	$115,360	$24,783
Income statement	Loss from operations	$(454,922)	$(364,345)
Income statement	Loss before provision for income taxes	$(454,553)	$(363,976)
Income statement	Net loss	$(454,553)	$(363,976)
Statement of cash flows	Net loss	$(454,553)	$(363,976)
Statement of cash flows	Increase in revenue share payable	$90,577	$0

NOTE 19 – SUBSEQUENT EVENTS

On January 2, 2014 the Company executed an amendment to their securities redemption option agreement with Vicis Capital Master Fund that provides an option to purchase all of the outstanding shares and derivative securities held by Vicis for a total of $6,000,000. The term of the option is through March 31, 2014. The original agreement payment was for $9,000,000 and term was through December 30, 2013.

On March 17, 2014, the Company entered into a securities purchase agreement, pursuant to which the Company sold an aggregate of 8,333,333 shares of the Company’s common stock for $1.20 per share, or gross proceeds of $10,000,000.

F-32

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 19 – SUBSEQUENT EVENTS (CONTINUED)

Placement agents in the offering received commissions equal to approximately 9.7% of gross proceeds, for an aggregate commission of approximately $970,000, including reimbursements for their reasonable out of pocket expenses. Placement agents also received warrants to purchase up to 804,139 shares of the Company's common stock with an exercise price of $1.20 per share and a term of 5 years. The agent warrants also provide for piggy-back registration rights.

The Company used a portion of the net proceeds of the offering to exercise the securities redemption option agreement, as amended, with Vicis Capital Master Fund that provides the Company with an option to purchase all of the outstanding shares and derivative securities held by Vicis for total payment of $6,000,000. The shares and derivative securities include the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Common Stock, and warrants to purchase shares of common stock held by Vicis in the Company. The balance of the net proceeds will be used for working capital purposes.

On November 5, 2012, LDM Group, LLC (“LDM”) commenced an action against the Company in the United States District Court for the Eastern District of Missouri, Eastern Division. The complaint alleged that OptimizeRx infringed on a patent issued on February 21, 2012 in favor of LDM. LDM alleged that its patent is an invention of a method for making available targeted content to a prescription medication patient while the patient is still in the physician’s office. According to LDM, the Company’s Integrated SampleMD uses systems and methods that perform the elements of the LDM patent and, therefore, infringes on its patent.  On February 25, 2013, a Settlement and Patent License Agreement was reached with LDM, and LDM subsequently dismissed the lawsuit with prejudice.  On April 23, 2013, however, LDM reinstituted the patent infringement action in the United States District Court for the Eastern District of Missouri, Eastern Division claiming that OptimizeRx breached the Settlement and Patent License Agreement. The Company continued to vigorously defend the OptimizeRx technology, preparing for litigation, depositions and patent protection while also positioning for legal actions against LDM. On February 28, 2014, a Settlement Agreement was reached with LDM, and the judge dismissed the case with prejudice on March 18, 2014. Per the terms of the settlement agreement, the Company paid a one-time fee of $400,000 and will pay LDM the greater of $0.37 per patient discount distributed by OptimizeRx or 10% of the total revenue earned by OptimizeRx for distribution and redemption of all patent discounts.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2013 through the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described above.

F-33

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

No events occurred requiring disclosure under Item 304 of Regulation S-K during the fiscal year ending December 31, 2013.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These filings contain important information which does not appear in this prospectus. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at http://www.sec.gov.

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement for the securities on Form S-1 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

Until _______________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

36

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

SEC Registration Fees	$2,260
Accounting Fees and Expenses*	15,000
Legal Fees and Expenses*	20,000
Miscellaneous*	15,000
Total	$52,260

* Estimates

We will bear our fees and expenses incurred in connection with the registration of shares of common stock in connection with this offering. The Selling Shareholders will bear all selling and other expenses that they incur in connection with their sale of shares of common stock pursuant to the prospectus which is part of this registration statement.

Item 14.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

37

Item 15.	Recent Sales of Unregistered Securities.

On August 14, 2013, we granted restricted stock awards under our 2013 Incentive Plan. Mr. David Harrell was awarded 121,875 shares of our common stock and Mr. Terry Hamilton was awarded 215,625 shares of our common stock. The restricted stock awards will vest 50% on the date six months and one day after the date of grant, and the remaining 50% one year after the first vesting date.

On September 20, 2013, we entered into a Separation Agreement with Mr. Shad Stastney regarding the terms and conditions of his departure from our company (the “Agreement”). Under the Agreement, among other things, we agreed to issue to Mr. Stastney 500,000 shares of our common stock, half now and the rest by January 1, 2014.

On January 9, 2014, we awarded 200,000 shares of stock to David Harrell, David Lester and Terry Hamilton from our 2013 Incentive Plan.

On January 29, 2014, David Lester exercised 500,000 stock warrants using the cashless exercise feature. In exchange for the 500,000 warrants, 410,348 shares of common stock were issued.

During the three months ended March 31, 2014, we issued 10,000 shares to North Coast Advisors, our consultant, for services rendered.

During the quarter ended March 31, 2014, we issued 267,500 stock options to five employees at exercise prices of $1.54 and $1.82.

During the quarter ended March 31, 2014, we issued 10,000 stock options to a non-employee at exercise price of $1.85.

On March 17, 2014, we entered into a securities purchase agreement with accredited investors, pursuant to which we sold an aggregate of 8,333,333 shares of the Company’s common stock, par value $0.001 per share, for $1.20 per Share, or gross proceeds of $10,000,000. We issued warrants to purchase 804,139 shares of our common stock with an exercise price of $1.20 per share and a term of 5 years to placement agents in the raise.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

Item 16.	Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of OptimizeRx Corporation (the “Company”)[1]
3.2	Amended and Restated Bylaws of the Company[1]
3.3	Certificate of Designation, filed on September 5, 2008, with the Secretary of State of the State of Nevada by the Company[1]
5.1	Opinion of Cane Clark, LLP, with consent to use*
10.1	Employment Agreement, dated March 20, 2009[2]
10.2	Employment Agreement, dated August 1, 2008[2]
10.3	Employment Agreement, dated June 1, 2008[2]
10.4	Employment Agreement Addendum, dated March 18, 2010[2]
10.5	Employment Agreement Addendum, dated March 18, 2010[2]
10.6	Addendum to Employment Agreement, dated July 28, 20103[3]
10.7	Amendment to Employment Agreement, dated July 28, 2010[3]
10.8	Amendment to Employment Agreement, dated July 28, 2010[3]
10.9	Employment Agreement, dated January 14, 2013[4]
10.10	Securities Redemption Option Agreement, dated January 10, 2013[5]
10.11	Amendment to Employment Agreement, dated August 14, 2013[6]
10.12	Amendment to Employment Agreement, dated August 14, 2013[6]
10.13	Amendment to Employment Agreement, dated August 14, 2013[6]
10.14	Amendment to Employment Agreement, dated August 14, 2013[6]
10.15	Separation Agreement, dated September 20, 2013[7]
10.16	Amendment No. 1 to Securities Redemption Option Agreement[8]
10.17	Securities Purchase Agreement[9]
10.18	Registration Rights Agreement[9]
10.19	Warrant Agreement*
10.20	Warrant Agreement*
10.21	Employment Agreement, dated May 12, 2014[10]
23.1	Consent of Independent Registered Public Accounting Firm
101**	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 formatted in Extensible Business Reporting Language (XBRL).

*previously filed

1 Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on November 12, 2008.

2 Incorporated by reference to the Form 10-K, filed by the Company with the Securities and Exchange Commission on March 31, 2010.

3 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on July 30, 2010.

4 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on January 18, 2013.

5 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on January 11, 2013.

6 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on August 15, 2013.

7 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on September 20, 2013.

8 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on January 2, 2014.

9 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on March 18, 2014.

10 Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on May 14, 2014.

**Provided herewith

38

Item 17.	Undertakings.

The registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

39

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, State of Michigan on May 23, 2014.

OptimizeRx Corporation

By:	/s/ David Harrell
David Harrell Chief Executive Officer, Principal Executive Officer and Director
May 23, 2014

By:	/s/ H. David Lester
H. David Lester Chief Operating Officer and Director
May 23, 2014

By:	/s/ Douglas Baker
Douglas Baker Chief Financial Officer, Principal Accounting Officer and Principal Financial Officer
May 23, 2014

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ David Harrell
David Harrell
Title:	Chief Executive Officer, Principal Executive Officer and Director
Date:	May 23, 2014

By:	/s/ David Lester
David Lester
Title:	Chief Operating Officer and Director
Date:	May 23, 2014

By:	/s/ Terence J. Hamilton
Terence J. Hamilton
Title:	V.P. of Sales and Director
Date:	May 23, 2014

40